EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER
by and between
SOUTHERN MISSOURI BANCORP, INC.,
SOUTHERN MISSOURI ACQUISITION CORP. III
and
GIDEON BANCSHARES COMPANY

Dated as of June 12, 2018

3.20	Books and Records	19
3.21	Insurance	19
3.22	No Registration Obligation	20
3.23	Accounting and Internal Controls.	20
3.24	Properties	20
3.25	Allowance for Loan Losses	21
3.26	Material Interests of Certain Persons.	21
3.27	Indemnification	21
3.28	Loan Portfolio.	21
3.29	Securities Portfolio	22
3.30	Intellectual Property	23
3.31	Seller Information	23
3.32	Reorganization	23
3.33	Fiduciary Business	23
3.34	Indemnification	23
3.35	Representations Not Misleading	23

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER		24

4.1	Organization and Standing	24
4.2	Capitalization.	24
4.3	Subsidiaries	25
4.4	Corporate Power.	25
4.5	Corporate Authority	25
4.6	Consents and Approvals; No Defaults.	25
4.7	Financial Reports and SEC Documents; Absence of Certain Changes or Events.	26
4.8	Litigation	27
4.9	Regulatory Matters	27
4.10	Compliance with Laws.	28
4.11	Employee Benefit Plans.	28
4.12	Labor Matters	30
4.13	Takeover Laws	31
4.14	Environmental Matters	31
4.15	Tax Matters	31
4.16	Risk Management Instruments	31
4.17	Books and Records	31
4.18	Insurance	31
4.19	Funds Available	32
4.20	Allowance for Loan Losses.	32

4.21	Loan Portfolio.	32
4.22	Securities Portfolio	33
4.23	Reorganization	33
4.24	Buyer Information	33
4.25	Fiduciary Business	33
4.26	Ownership of Seller Capital Stock	34
4.27	Representations Not Misleading	34

ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS		34

5.1	Forbearances of Seller	34
5.2	Forbearances of Buyer	38

ARTICLE VI ADDITIONAL AGREEMENTS		39

6.1	Regulatory Matters.	39
6.2	Access to Information; Current Information; Consultation.	40
6.3	Shareholder Meeting	42
6.4	Reservation of Buyer Common Stock; Nasdaq Listing.	42
6.5	Employee Matters.	42
6.6	Officers' and Directors' Insurance; Indemnification.	44
6.7	No Solicitation.	45
6.8	Notification of Certain Matters	46
6.9	Correction of Information	46
6.10	System Integration	47
6.11	Coordination; Integration	47
6.12	Delivery of Agreements	47
6.13	Press Releases	47
6.14	Exchange Offer	47
6.15	Preparation of Offering Circular	47
6.16	The Bank Merger	47

ARTICLE VII CONDITIONS PRECEDENT		48

7.1	Conditions to Each Party's Obligations	48
7.2	Conditions to Obligations of Buyer	48
7.3	Conditions to Obligations of Seller	50

ARTICLE VIII TERMINATION AND AMENDMENT		51

8.1	Termination	51
8.2	Effect of Termination	52
8.3	Fees and Expenses	52
8.4	Termination Fee.	52
8.5	Amendment	53

8.6	Extension; Waiver	53

ARTICLE IX GENERAL PROVISIONS		53

9.1	Closing	53
9.2	Nonsurvival of Representations, Warranties and Agreements	53
9.3	Notices	54
9.4	Interpretation	54
9.5	Counterparts	55
9.6	Entire Agreement	55
9.7	Governing Law	55
9.8	Publicity	55
9.9	Assignment; Third Party Beneficiaries	55
9.10	Specific Performance; Time of the Essence	55
9.11	Waiver of Jury Trial	56

EXHIBITS

Exhibit A          Form of Voting Agreement
Exhibit B          Form of Officer's Agreement
Exhibit C          Form of Bank Plan of Merger

v

INDEX OF DEFINED TERMS

Definition	Page

Acceptable Confidentiality Agreement	45
Acquisition Proposal	46
Aggregate Merger Consideration	3
Agreement	1
Articles of Merger	2
Assumed Outstanding Seller Common Stock	3
Average Closing Price	3
Bank Merger	1
Bank Merger Certificates	6
Bank Plan of Merger	6
Buyer	1
Buyer Common Stock	2
Buyer Compensation and Benefit Plans	29
Buyer Consultants	28
Buyer Directors	28
Buyer Disclosure Schedule	24
Buyer Employees	28
Buyer ERISA Affiliate	29
Buyer ERISA Affiliate Plan	29
Buyer Pension Plan	29
Buyer's SEC Documents	26
Cancelled Shares	4
Certificate	3
Change in Recommendation	46
Claim	44
Closing	54
Closing Date	54
Code	1
Confidentiality Agreement	42
Covered Employees	43
Dissenting Shares	4
Division	11
DPC Common Shares	4
Effective Time	2
Enforceability Exception	11
Exchange Agent	6
Exchange Agent Agreement	6
Exchange Fund	6
Exchange Offer	3
FCB	1
FDIC	10
Federal Reserve Board	11
FHLB	10
Form S-4	12
GAAP	9
GBCLM	2
Governmental Entity	12

Insurance Amount	44
Intellectual Property	23
Letter of Transmittal	6
Loans	21
Material Adverse Effect	9
Measuring Date	3
Merger	1
Merger Sub	1
Mergers	1
Missouri Secretary of State	2
Nasdaq	3
Offering Circular	23
Officer's Agreement	1
Parties	1
Per Share Cash Consideration	3
Per Share Stock Consideration	3
Previously Disclosed	8, 24
Proxy Statement	11
Regulatory Authorities	13
Requisite Regulatory Approvals	50
SEC	11
Second Articles of Merger	5
Second Effective Time	5
Second Step Merger	1
Seller	1
Seller Articles	9
Seller Board Recommendation	42
Seller Bylaws	9
Seller Common Stock	2
Seller Compensation and Benefit Plans	15
Seller Confidential Information	45
Seller Consultants	15
Seller Contracts	15
Seller Directors	15
Seller Disclosure Schedule	8
Seller Employees	15
Seller ERISA Affiliate	16
Seller ERISA Affiliate Plan	16
Seller Financial Statements	12
Seller Indemnified Party	44
Seller Individuals	45
Seller Pension Plan	15
Seller Representatives	45
Seller Shareholder Approval	11
Seller Shareholder Meeting	42
Seller's Capital	3
Southern Bank	1
Subsidiary	9
Superior Proposal	46
Surviving Bank	5
Surviving Company	1

Surviving Corporation	1
Takeover Laws	18
Tax	19
Tax Return	19
Taxes	19
Termination Fee	53
Transaction Expenses	4
Trust Account Common Shares	4
Unduly Burdensome Condition	50
Voting Agreement	1

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of June 12, 2018 (this "Agreement"), by and between Southern Missouri Bancorp, Inc., a Missouri corporation ("Buyer"), Southern Missouri Acquisition Corp. III, a newly formed Missouri corporation and wholly owned first-tier transitory subsidiary of Buyer ("Merger Sub"), and Gideon Bancshares Company, a Missouri corporation ("Seller", and together with Buyer and Merger Sub, the "Parties").
RECITALS
A.          The boards of directors of the Parties have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transaction provided for in this Agreement in which Seller will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Merger Sub (the "Merger"), so that Merger Sub is the surviving corporation (hereinafter sometimes referred to in such capacity as the "Surviving Company") in the Merger.
B.          As soon as reasonably practicable following the Merger and as part of a single integrated transaction for purposes of the Internal Revenue Code of 1986, as amended (the "Code"), Buyer shall cause the Surviving Company to be merged with and into Buyer (the "Second Step Merger", and together with the Merger, the "Mergers"), with Buyer as the surviving corporation in the Second Step Merger (sometimes referred to in such capacity as the "Surviving Corporation").
C.          For federal income tax purposes, it is intended that the Mergers, taken together, shall qualify as a "reorganization" within the meaning of Section 368(a) of the Code and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Section 354 and 361 of the Code.
D.          Following the Second Step Merger, First Commercial Bank, a Missouri chartered bank and wholly owned subsidiary of Seller ("FCB"), will be merged (the "Bank Merger") with and into Southern Bank, a Missouri chartered trust company with banking powers and wholly owned subsidiary of Buyer ("Southern Bank").
E.          As a condition to the willingness of Buyer to enter into this Agreement, the stockholders of Seller listed on Exhibit A will enter into a voting agreement ("Voting Agreement") with Buyer, substantially in the form attached hereto as Exhibit A, to be dated as of a date immediately following the date hereof.
F.          As a further condition to the willingness of Buyer to enter into this Agreement, the directors and executive officers of Seller listed on Exhibit B have entered into agreements with Buyer (each an "Officer's Agreement"), substantially in the form attached hereto, dated as of the date hereof but effective upon consummation of the Merger.
G.          The Parties intend the Merger to be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and intend for this Agreement to constitute a "plan of reorganization" within the meaning of Treasury Regulations section 1.368-2(g).
H.          The Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the Parties agree as follows:
ARTICLE I

THE MERGER
1.1	The Merger.
(a)          Subject to the terms and conditions of this Agreement, in accordance with the General and Business Corporation Law of Missouri, as amended (the "GBCLM"), at the Effective Time (as defined in Section 1.2), Seller shall merge with and into Merger Sub. Merger Sub shall be the Surviving Company in the Merger and shall continue its existence as a corporation under the laws of the State of Missouri. As of the Effective Time, the separate corporate existence of Merger Sub shall cease.
(b)          Subject to the consent of Seller, which shall not be unreasonably withheld or delayed, Buyer may at any time change the method of effecting the combination and/or the Bank Merger if and to the extent requested by Buyer; provided, however, that no such change or amendment shall (i) alter or change the amount or kind of the consideration to be received by the shareholders of Seller, (ii) adversely affect the tax consequences of the Merger to the shareholders of Seller or the tax treatment of either party pursuant to this Agreement or (iii) impede or materially delay consummation of the transactions contemplated by this Agreement.
1.2
Effective Time.  Subject to the terms and conditions of this Agreement, simultaneously with the Closing (as defined in Section 9.1) the Parties shall execute, and Buyer shall cause to be filed, to the extent required, with the Secretary of State of the State of Missouri (the "Missouri Secretary of State"), articles of merger as provided in the GBCLM (the "Articles of Merger"). The Merger shall become effective at such time as designated in the Articles of Merger (the "Effective Time").

1.3	Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the GBCLM.
1.4	Conversion of Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Seller, Buyer or the holders of any of the following securities:
(a)          Each share of common stock, $0.01 value, of Buyer ("Buyer Common Stock") issued and outstanding immediately prior to the Effective Time shall continue to be one validly issued, fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Company.
(b)          Subject to Sections 1.4(e), (f), and (g), each share of common stock, $1.00 par value, of Seller ("Seller Common Stock") issued and outstanding immediately prior to the Effective Time, including Trust Account Common Shares and DPC Common Shares (as such terms are defined in Section 1.4(e)), but excluding any Cancelled Shares (as defined in Section 1.4(e)) and Dissenting Shares (as defined in Section 1.4(g)), shall be converted, in accordance with the procedures set forth in Article II, into the right to receive:

(i)
Per Share Cash Consideration:  A cash amount equal to the quotient of (1) 50% of the Aggregate Merger Consideration (which shall be equal to 0.975 times Seller's Capital (defined below), subject to adjustment pursuant to Section 1.4 (c)), divided by (2) the number of shares of Seller Common Stock that will be issued and outstanding immediately prior to Closing assuming all minority stockholders of FCB exchange their shares of FCB common stock for shares of Seller Common Stock upon consummation of the offer and exchange of shares of Seller Common Stock to minority stockholders of FCB for their shares of common stock of FCB (the "Exchange Offer") (the "Assumed Outstanding Seller Common Stock") (the "Per Share Cash Consideration"); and

(ii)	Per Share Stock Consideration: The number of shares of Buyer Common Stock equal to the quotient of (1) the Per Share Cash Consideration, divided by (2) the Average Closing Price;
"Average Closing Price" means the average of the daily closing sale prices (rounded to the nearest one ten thousandth) of Buyer Common Stock on the Nasdaq Stock Market, Inc. ("Nasdaq") for the twenty (20) trading days ending on and including the fifth trading day immediately preceding the date of execution of this Agreement.

All of the shares of Assumed Outstanding Seller Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Assumed Outstanding Seller Common Stock (each, a "Certificate"), (it being understood that any reference to "Certificate" shall be deemed, as appropriate, to include reference to book-entry account statements relating to the ownership of Assumed Outstanding Seller Common Stock, and it being further understood that provisions herein relating to Certificates shall be interpreted in a manner that appropriately accounts for book-entry shares, including that, in lieu of delivery of a Certificate and a letter of transmittal as specified herein, shares held in book-entry form may be transferred by means of an "agent's message" to the Exchange Agent or such other similar evidence of transfer as the Exchange Agent may reasonably request), shall thereafter represent only the right to receive the Merger Consideration and/or any cash in lieu of a fractional share interest into which the shares of Seller Common Stock represented by such Certificate have been converted pursuant to this Section 1.4 and Section 2.3(f), as well as any dividends as provided in Section 2.3(c).

(c)          For purposes of this Agreement, "Seller's Capital" means the consolidated equity capital of Seller determined in accordance with GAAP (adjusted for the after-tax cost of the accrual of the Transaction Expenses (defined below) as of the close of business on the last business day of the month immediately preceding the Effective Date (the "Measuring Date") which have not already been paid or accrued prior to that time), less the cost of contract termination charges of Seller or any Subsidiary triggered as a result of the Merger which exceed $150,000.
"Transaction Expenses" means the fees, expenses and costs (i) of accountants, financial advisors, counsel and other advisors incurred by Seller and FCB in connection with the Merger, the Exchange Offer and the transactions contemplated thereby, (ii) incurred in securing Seller shareholder approval and consummation of the Exchange Offer, (iii) for any severance payments, change in control payments and 50% of retention payments (in connection with the retention bonus pool to be established pursuant to Section 5.1(d)) to Sellers or any of its Subsidiaries' directors or employees deemed necessary or appropriate by Seller and Buyer in connection with the Merger as set forth in Section 1.4(c) of the Seller Disclosure Schedule.
(d)          Seller shall, within five business days after the Measuring Date, provide Buyer with a calculation of Seller's Capital as contemplated by Section 1.4(c).  If Buyer disagrees with such calculation of Seller's Capital, then Seller and Buyer shall attempt to resolve any such disagreement.  If Seller and Buyer cannot resolve any such disagreement within ten (10) business days after Buyer has informed Seller of such disagreement, then an independent accounting firm mutually agreed to by Seller and Buyer shall resolve any such disagreement which resolution, in the absence of any mathematical error, shall be final and binding upon Seller and Buyer.
(e)          All shares of Seller Common Stock that are owned immediately prior to the Effective Time by Seller or Buyer (other than shares of Seller Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, "Trust Account Common Shares") and other than shares of Seller Common Stock held, directly or indirectly, by Seller or Buyer in respect of a debt previously contracted (any such shares, "DPC Common Shares") shall be cancelled and shall cease to exist and no stock of Buyer or other consideration shall be delivered in exchange therefor (any such shares, the "Cancelled Shares").
(f)          If, between the date of this Agreement and the Effective Time, the outstanding shares of Buyer Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, and such change would have an economic effect on the value of the stock portion of the Merger Consideration, then an appropriate and proportionate adjustment shall be made to the Per Share Stock Consideration to provide the holders of Assumed Outstanding Seller Common Stock converted into Merger Consideration the same economic effect as contemplated by this Agreement with respect to the stock portion of the Merger Consideration prior to such event; provided, however, that nothing in this Section 1.4(f) shall be construed to permit Buyer to take any action with respect to its securities that is prohibited by the terms of this Agreement.
(g)          Holders of shares of Seller Common Stock who have not voted in favor of the Merger and otherwise complied with the requirements of Section 351.455 of the GBCLM will be entitled to exercise such rights with respect to the shares as to which rights have been perfected ("Dissenting Shares"), to the extent available under the GBCLM.  Dissenting Shares shall not be converted into the right to receive the Merger Consideration but shall only be entitled to receive such consideration as will be determined under the GBCLM.  Each share of Seller Common Stock that is outstanding immediately prior to the Effective Time and with respect to which dissenters rights under the GBCLM may be, but have not yet been perfected will, if and when such dissenters rights can no longer be legally perfected or exercised under the GBCLM, be converted into a right to receive the Merger Consideration, and will no longer be a Dissenting Share.  Prior to the Closing Date, Seller shall from time to time give prompt notice to Buyer of any notifications, demands, attempted withdrawals of such demands and any other instruments served or delivered pursuant to the GBCLM by or to Seller for appraisal or determination of the fair value of shares. Buyer shall have a right to participate in and direct all negotiations and proceedings with respect to such demands.  Prior to the Effective Time, Seller shall not, except with the prior written consent of Buyer, which consent shall not be unreasonably withheld, make any payment with respect to, settle, or offer to settle, any such demands.

1.5
Incorporation Documents and By-Laws of the Surviving Company.  At the Effective Time, the articles of incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Company until thereafter amended in accordance with applicable law, and the by-laws of Merger Sub in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Company until thereafter amended in accordance with applicable law and the terms of such by-laws.

1.6
Directors and Officers.  The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

1.7
Tax Consequences. It is intended that the Mergers, taken together, shall qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a "plan of reorganization" for the purposes of Sections 354 and 361 of the Code.

1.8
The Second Step Merger. On the Closing Date and as soon as reasonably practicable following the Effective Time, in accordance with the GBCLM, Buyer shall cause the Surviving Company to be merged with and into Buyer in the Second Step Merger, with Buyer surviving the Second Step Merger and continuing its existence under the laws of the State of Missouri, and the separate corporate existence of the Surviving Company ceasing as of the Second Effective Time. In furtherance of the foregoing, Buyer shall cause to be filed with the Missouri Secretary of State, in accordance with the GBCLM, articles of merger ("Second Articles of Merger") relating to the Second Step Merger. The Second Step Merger shall become effective as of the date and time specified in the Second Articles of Merger (such date and time, the "Second Effective Time"). At and after the Second Effective Time, the Second Step Merger shall have the effects set forth in the applicable provisions of the GBCLM.

1.9
The Bank Merger.  At such time following the Second Step Merger as Buyer may determine in its sole discretion, Buyer intends to merge FCB with and into Southern Bank in accordance with the provisions of applicable banking laws and regulations and Southern Bank shall be the resulting institution or surviving bank (the "Surviving Bank"). The Bank Merger shall have the effects as set forth under applicable banking laws and regulations and the boards of directors of the Parties shall approve, and shall cause the boards of directors of FCB and Southern Bank, respectively, to approve, a separate combination agreement/plan of merger (the "Bank Plan of Merger") in substantially the form attached hereto as Exhibit C, and cause the Bank Plan of Merger to be executed and delivered as soon as practicable following the date of execution of this Agreement. In addition, Seller shall cause FCB, and Buyer shall cause Southern Bank, to execute and file in accordance with applicable banking laws and regulations such articles of merger or combination, corporate resolutions, and/or other documents and certificates as are necessary to make the Bank Merger effective (the "Bank Merger Certificates").

ARTICLE II

DELIVERY OF MERGER CONSIDERATION
2.1          Exchange Agent.  Prior to the Effective Time, Buyer shall appoint an unrelated bank or trust company reasonably acceptable to Seller, or Buyer's transfer agent, pursuant to an agreement (the "Exchange Agent Agreement") to act as exchange agent (the "Exchange Agent") hereunder.
2.2          Deposit of Merger Consideration.  At or prior to the Effective Time, Buyer shall (i) deposit with the Exchange Agent, or authorize the Exchange Agent to issue, an aggregate number of shares of Buyer Common Stock equal to the stock portion of the Aggregate Merger Consideration and (ii) deposit, or cause to be deposited with, the Exchange Agent, the cash portion of the Aggregate Merger Consideration plus, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.3(f) (together, the "Exchange Fund") and Buyer shall instruct the Exchange Agent to timely deliver the Merger Consideration.
2.3          Delivery of Merger Consideration.
          (a)          As soon as reasonably practicable after the Effective Time (and in any event within five (5) days thereafter), and subject to the receipt by the Exchange Agent of a list of Seller's shareholders in a format that is reasonably acceptable to the Exchange Agent, the Exchange Agent shall mail to each holder of a Certificate, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to each Certificate shall pass, only upon delivery of such Certificate (or an affidavit of loss in lieu of such Certificate) to the Exchange Agent) in such form and substance as shall be prescribed by the Exchange Agent Agreement (the "Letter of Transmittal") and (ii) instructions for use in surrendering each Certificate in exchange for the Merger Consideration, any cash in lieu of a fractional share of Buyer Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c).

          (b)          Within five (5) days after surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, such holder of Seller Common Stock will be entitled to receive the Merger Consideration, any cash in lieu of a fractional share of Buyer Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c), in respect of the shares of Seller Common Stock represented by such holder's Certificate or Certificates.  Until so surrendered, each Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration, any cash in lieu of a fractional share of Buyer Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

          (c)          No dividends or other distributions with respect to Buyer Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Buyer Common Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Article II.  Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, and in addition to the other amounts set forth herein, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Buyer Common Stock represented by such Certificate and not paid and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to whole shares of Buyer Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Buyer Common Stock issuable with respect to such Certificate.

          (d)          In the event of a transfer of ownership of a Certificate representing Seller Common Stock prior to the Effective Time that is not registered in the stock transfer records of Seller, the Merger Consideration, any cash in lieu of a fractional share of Buyer Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled, shall be issued or paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Seller Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes (as defined in Section 3.18) required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of Buyer that the Tax has been paid or is not applicable.  The Exchange Agent (or, subsequent to the earlier of (x) six months after the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, Buyer) shall be entitled to deduct and withhold from the cash portion of the Merger Consideration and any cash in lieu of a fractional share of Buyer Common Stock otherwise payable pursuant to this Agreement to any holder of Seller Common Stock such amounts as the Exchange Agent or Buyer, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment.  To the extent amounts are so withheld by the Exchange Agent or Buyer, as the case may be, and timely paid over to the appropriate Governmental Entity (as defined in Section 3.6), such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Seller Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Buyer, as the case may be.

          (e)          After the Effective Time, there shall be no transfers on the stock transfer books of Seller of the shares of Seller Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Seller Common Stock that occurred prior to the Effective Time.  If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration, any cash in lieu of fractional shares of Buyer Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled, in accordance with the procedures set forth in this Article II.

          (f)          Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Buyer Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Buyer Common Stock shall be payable on or with respect to any fractional share, and such fractional share interest shall not entitle the owner thereof to vote or to any other rights of a shareholder of Buyer.  In lieu of the issuance of any such fractional share, Buyer shall pay to each former shareholder of Seller who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the Average Closing Price by (ii) the fraction of a share (after taking into account all shares of Seller Common Stock held by such holder at the Effective Time and rounded to the nearest one ten thousandth when expressed in decimal form) of Buyer Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4(b).

          (g)          Any portion of the Exchange Fund that remains unclaimed by the shareholders of Seller at the expiration of six months after the Effective Time shall be paid to Buyer.  In such event, any former shareholders of Seller who have not theretofore complied with this Article II shall thereafter look only to Buyer with respect to the Merger Consideration, any cash in lieu of any fractional share interest and any unpaid dividends and distributions on the Buyer Common Stock deliverable in respect of the shares represented by a Certificate such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.  Notwithstanding the foregoing, none of Buyer, Merger Sub, Seller, the Surviving Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Seller Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (h)          In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Buyer or the Exchange Agent, the posting by such person of a bond in such amount as Buyer or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any cash in lieu of any fractional share interest and any dividends and distributions to which such person is entitled in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER
Except as disclosed in the disclosure schedule delivered by Seller to Buyer concurrently herewith (the "Seller Disclosure Schedule") or as previously provided to Buyer ("Previously Disclosed"); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Seller Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Seller that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as defined in Section 3.1(a)) and (c) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, Seller hereby represents and warrants to Buyer as follows:
3.1          Organization and Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri. Seller is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on Seller.  Seller is a registered bank holding company with the Federal Reserve Board.  As used in this Agreement, the term "Material Adverse Effect" means, with respect to Buyer, Merger Sub, Seller or the Surviving Company, as the case may be, a Material Adverse Effect on (i) the business, properties, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in United States generally accepted accounting principles ("GAAP") or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally, (D) public disclosure of the transactions contemplated hereby or actions or inactions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, or (E) a decline in the trading price of a party's common stock or the failure, in and of itself, to meet earnings projections, but not, in either case, including the underlying causes thereof; except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate), or (ii) the ability of such party or its financial institution Subsidiary to timely consummate the transactions contemplated hereby.  As used in this Agreement, the word "Subsidiary" when used with respect to any party, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.  True and complete copies of the amended and restated articles of incorporation of Seller (the "Seller Articles") and the bylaws of Seller (the "Seller Bylaws"), as in effect as of the date of this Agreement, have previously been made available by Seller to Buyer.
3.2          Capitalization.  As of the date hereof, the authorized capital stock of Seller consists exclusively of 141,765 shares of capital stock, which is made up of (i) 141,765 shares of Seller Common Stock, of which as of the date hereof 141,765 shares are issued and outstanding; and (ii) zero (0) shares of undesignated preferred stock, par value $0 per share, no shares of which are issued or outstanding.  Seller does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Seller Common Stock or any other equity securities of Seller or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of Seller Common Stock or other equity securities of Seller or any of its Subsidiaries. The outstanding shares of Seller Common Stock are duly authorized and validly issued and outstanding, fully paid and nonassessable, and, except as Previously Disclosed, subject to no preemptive rights (and were not, and will not be, issued in violation of any preemptive rights).

3.3          Subsidiaries.
(a)          Seller has Previously Disclosed a list of all of its Subsidiaries (which includes FCB) together with the jurisdiction of organization of each such Subsidiary. As of the date hereof, (i) the authorized capital stock of FCB consists of 2,771 shares of common stock, par value $100.00 per share, of which 2,771 shares are issued and outstanding, (ii) Seller owns 2,556 of the issued and outstanding shares of the common stock of FCB, (iii) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly owned Subsidiaries) by reason of any Right or otherwise, (iv) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly owned Subsidiaries), (v) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (vi) except as set forth on Section 3.3 of the Seller Disclosure Schedule, all the equity securities of each Subsidiary held by Seller or its Subsidiaries are fully paid and nonassessable and are owned by Seller or its Subsidiaries free and clear of any Liens.  There are no restrictions on the ability of any Subsidiary of Seller to pay dividends or distributions except for statutory restrictions on dividends or distributions generally applicable to all entities of the same type and, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.  The deposit accounts of FCB are insured by the Federal Deposit Insurance Corporation ("FDIC") through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.  Section 3.3 of the Seller Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Seller.  Neither Seller nor any of its Subsidiaries owns any equity or profit-and-loss interest in any business enterprise, corporation, partnership or joint venture, limited liability company, association, joint-stock company, business trust or unincorporated organization, other than a Subsidiary, readily marketable securities, securities held-to-maturity in its investment portfolio, and stock in the Federal Home Loan Bank of Des Moines (the "FHLB").
(b)          Seller has Previously Disclosed a list of all equity securities, or similar interests of any Person or any interest in a partnership or joint venture of any kind, other than its Subsidiaries, that it beneficially owns, directly or indirectly, as of the date hereof.
(c)          Each of Seller's Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on Seller.
3.4          Corporate Power.  Each of Seller and its Subsidiaries has the  power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each of Seller and FCB has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to receipt of approval of this Agreement by the stockholders of Seller and, as applicable, subject to the receipt of the approval of the stockholders of FCB for the Bank Merger, to consummate the transactions contemplated hereby.

3.5          Authority; No Violation.
(a)          Seller has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the board of directors of Seller.  The board of directors of Seller has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Seller and its shareholders and has directed that this Agreement be submitted to Seller's shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect.  Except for the approval of this Agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of Seller Common Stock (the "Seller Shareholder Approval"), no other corporate proceedings on the part of Seller are necessary to approve this Agreement or to consummate the Merger.  This Agreement has been duly and validly executed and delivered by Seller and (assuming due authorization, execution and delivery by Buyer and Merger Sub) constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the "Enforceability Exception")).
(b)          Neither the execution and delivery of this Agreement by Seller or the Bank Plan of Merger by FCB, nor the consummation of the Merger by Seller or the Bank Merger by FCB, nor compliance by Seller or FCB with any of the terms and provisions of this Agreement or the Bank Plan of Merger, will (i) assuming the Seller Shareholder Approval and approval of the Bank Plan of Merger by the Bank shareholders are obtained, violate any provision of the Seller Articles or Seller Bylaws or the organization or governing documents of any Seller Subsidiary or (ii) assuming that the Seller Shareholder Approval and the approval of the Bank Plan of Merger by the Bank shareholders are obtained, and further assuming the filings, notices, consents and approvals referred to in Section 3.6 are duly obtained and/or made, as applicable, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Seller or any of its Subsidiaries or any of their respective properties or assets or (y) except as set forth in Section 3.5(b) of the Seller Disclosure Schedule, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Seller or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which Seller or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound.
3.6          Consents and Approvals.  Except for (a) the filing of applications, filings and notices, as applicable, with the Nasdaq, and approval of such applications, filings and notices, (b) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the BHC Act and approval of such applications, filings and notices, (c) the filing of applications, filings and notices, as applicable, with the Missouri Division of Finance (the "Division") and approval of such applications, filings and notices, (d) the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement in definitive form relating to the meeting of Seller's shareholders to be held in connection with this Agreement (including any amendments or supplements thereto, the "Proxy Statement"), and of the registration statement on Form S-4 in which the Proxy Statement will be included as a prospectus, to be filed with the SEC by Buyer in connection with the transactions contemplated by this Agreement (the "Form S-4") and declaration of effectiveness of the Form S-4, (e) the filing of the Articles of Merger with the Division and the Secretary of State and the filing of the Bank Merger Certificates, and (f) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Buyer Common Stock pursuant to this Agreement and the approval of the listing of such Buyer Common Stock on the Nasdaq, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or self regulatory organization (each a "Governmental Entity") are necessary in connection with (A) the execution and delivery by Seller of this Agreement or (B) the consummation by Seller of the Merger or the consummation by FCB of the Bank Merger.  As of the date hereof, Seller is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.
3.7	Financial Reports; Absence of Certain Changes or Events.
(a)          Seller has made available to Buyer copies of the compilation reports and financial statements of Seller as of and for the years ended December 31, 2016, December 31, 2017 and the Call Reports of FCB for the same periods (the "Seller Financial Statements"). The Seller Financial Statements (including, in each case, any related notes), were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements) and fairly present, in all material respects, the consolidated financial position, results of operations, changes in stockholders' equity and cash flows of Seller and its Subsidiaries at the dates and for the periods indicated, as applicable.
(b)          The accounting books and records of Seller and its Subsidiaries have been maintained in compliance with applicable legal and accounting requirements, and such books and records accurately reflect, in all material respects, all dealings and transactions in respect of the business, assets, liabilities and affairs of Seller and its Subsidiaries.
(c)          Since December 31, 2017, Seller and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice or for legal, accounting, and financial advisory fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.
(d)          Since December 31, 2017, (i) Seller and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Article III or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Seller and its Subsidiaries.
(e)          Except as Previously Disclosed, none of Seller or any of its Subsidiaries has any liability or obligation, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes (including those arising from past or present facts, situations, circumstances, conditions or other bases for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against Seller or any of its Subsidiaries) required in accordance with GAAP to be reflected in the balance sheets of Seller or the notes thereto, except for (i) liabilities included in the Seller Financial Statements as of December 31, 2017 or the

notes thereto, (ii) liabilities occurring in the ordinary course of business since December 31, 2017 and (iii) expenses and other liabilities relating to the transactions contemplated by this Agreement.
3.8          Litigation.  No litigation, claim or other proceeding before any court or Governmental Authority is pending against Seller or any of its Subsidiaries, or against any officer, director or employee of Seller or any of its Subsidiaries in such capacity, and, to Seller's knowledge, no such litigation, claim or other proceeding has been threatened, in each case which is reasonably likely, individually or in the aggregate, to result in a Material Adverse Effect.  There is no injunction, order, judgment or decree imposed upon Seller or the assets or property of Seller that has resulted in, or is reasonably likely to result in, a Material Adverse Effect.
3.9	Regulatory Matters.
(a)          Neither Seller nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, the Federal Reserve Board, the Federal Deposit Insurance Corporation and the Division) or the supervision or regulation of it or any of its Subsidiaries (collectively, the "Regulatory Authorities").
(b)          Neither Seller nor any of its Subsidiaries has been advised in writing by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or, to Seller's knowledge, is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.
(c)          Seller is not a financial holding company as defined by the Gramm-Leach-Bliley Act of 1999.
(d)          Since December 31, 2014, Seller and its Subsidiaries have duly and timely filed with all applicable Regulatory Authorities the reports required to be filed by them under applicable laws and regulations and such reports were complete and accurate in all material respects and in compliance with the requirements of applicable laws and regulations. Except as set forth in Section 3.9 of the Seller Disclosure Schedule, in connection with the examinations of FCB by any Regulatory Authority, FCB was not required to correct or change any action, procedure or proceeding which Seller believes has not been corrected or changed as required.
3.10	Compliance with Laws. Each of Seller and its Subsidiaries:
(a)          is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, except where the failure to be so in compliance could not reasonably be expected to have a Material Adverse Effect on Seller and its Subsidiaries;
(b)          has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted, except where the failure to obtain such permit, license, authorization, order or approval or make such filing, application or registration could not reasonably be expected to have a Material Adverse Effect on Seller and its Subsidiaries; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Seller's knowledge, no suspension or cancellation of any of them is threatened;
(c)          has received no written notification from any Governmental Authority (i) asserting that Seller or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Seller's knowledge, do any grounds for any of the foregoing exist);
(d)           is in compliance with the privacy provisions of the Gramm-Leach-Bliley Act, and all other applicable laws relating to consumer privacy; and
(e)          is in compliance with its articles of incorporation and bylaws or equivalent documents.
FCB has a CRA rating of "satisfactory" or better.  To the knowledge of Seller, there is no fact or circumstance or set of facts and circumstances that would cause FCB's CRA rating to fall below "satisfactory."
3.11          Material Contracts; Defaults.  Except for this Agreement or as set forth in Section 3.11 of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries is a party to, bound or affected by, or obligated to pay benefits under (a) any agreement, indenture or other instrument relating to the borrowing of money (other than in the case of FHLB advances and federal funds purchased) or the guarantee of any obligation by it; (b) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election or retention in office of any present or former director, advisory director, officer or employee of Seller or any of its Subsidiaries; (c) any agreement, arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) will or may become due to any present or former director, advisory director, officer or employee of Seller or any of its Subsidiaries as a result of Seller or FCB entering into this Agreement, the approval of this Agreement by Seller's stockholders or the consummation of any of the transactions contemplated hereby (assuming for purposes hereof that such Person's employment is involuntarily terminated without cause in connection with the transactions contemplated hereby); (d) any agreement, arrangement or understanding (other than as provided in the articles of incorporation or bylaws or equivalent document of Seller or any of its Subsidiaries) pursuant to which Seller or any of its Subsidiaries is obligated to indemnify any present or former director, advisory director, officer, employee or agent of Seller or any of its Subsidiaries; (e) any agreement, arrangement or understanding to which Seller  or any of its Subsidiaries is a party or by which it is bound which limits in any way the conduct of business by Seller or any of its Subsidiaries (including without limitation a non-compete or similar provision); (f) any agreement pursuant to which loans (or participations) have been sold by Seller or any of its Subsidiaries, which imposes any potential recourse obligations (by representation, warranty, covenant or other contractual terms) upon Seller or any of its Subsidiaries; (g) any subservicing agreement; (h) to the extent not included within any of clauses (a) through (g) above, any "material contract" within the meaning of Item 601(b) of the SEC's Regulation S-K; or (i) any other material agreement, commitment or understanding imposing a monetary or forbearance obligation on Seller or any of its Subsidiaries (collectively, all such agreements, arrangements, commitments and understandings referenced in this Section 3.11, the "Seller Contracts"). For purposes of subsection (i), a material agreement, commitment or understanding shall not include any deposit account liability, brokerage account, any arrangement which is terminable by Seller or any of its Subsidiaries on 30 days or less advance written notice without penalty or premium or any monetary obligation of Seller or any of its Subsidiaries which involves the payment of less than $20,000 per year. Neither Seller nor any of its Subsidiaries is in default under any Seller Contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receive benefits and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.
3.12          Brokers Fees.  No action has been taken by Seller or FCB that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement.
3.13          Employee Benefit Plans.
(a)          Seller has set forth in Section 3.13(a)(i) of the Seller Disclosure Schedule a complete and accurate list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements in which any current or former employee (the "Seller Employees"), current or former consultant (the "Seller Consultants") or current or former director (the "Seller Directors") of Seller or any of its Subsidiaries participates or to which any such Seller Employees, Seller Consultants or Seller Directors are a party (the "Seller Compensation and Benefit Plans").  Except as required by the terms of this Agreement or as set forth in Section 3.13(a)(ii) of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries has any commitment to create any additional Seller Compensation and Benefit Plan or to modify or change any existing Seller Compensation and Benefit Plan.
(b)          Each Seller Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code and any other applicable law have been timely made. Each Seller Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Seller Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such Seller Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the IRS or the Seller Compensation and Benefit Plan uses a prototype or volume submitter plan that is the subject of an IRS opinion or advisory letter, and Seller is not aware of any circumstances which could adversely affect such qualification or which are likely to result in the revocation of any existing favorable determination letter or in not receiving a favorable determination letter. There is no pending or, to the knowledge of Seller, threatened legal action, suit or claim relating to the Seller Compensation and Benefit Plans other than routine claims for benefits.  Neither Seller nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Seller Compensation and Benefit Plan that would reasonably be expected to subject Seller or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

(c)          No liability (other than for payment of premiums to the PBGC which have been made or will be made on a timely basis) under Title IV of ERISA has been or is expected to be incurred by Seller or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan" within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any single-employer plan of any entity (a "Seller ERISA Affiliate") which is considered one employer with Seller under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (a "Seller ERISA Affiliate Plan").  None of Seller, any of its Subsidiaries or any Seller ERISA Affiliate has contributed, or has been obligated to contribute, to (i) a multiemployer plan under Subtitle E of Title IV of ERISA at any time since December 31, 2013, or (ii) except as set forth in Section 3.13(c)(ii) of the Seller Disclosure Schedule, a multiple employer plan covered by Section 413(c) of the Code at any time since December 31, 2013.  If the Seller or any of its Subsidiaries or any Seller ERISA Affiliate has participated in a multiple employer plan at any time since December 31, 2013, such plan and each participating employer in such plan has complied with all requirements of the Code and ERISA applicable to such plan and each participating employer in such plan at all times since December 31, 2013, and the Seller and its Subsidiaries may withdraw from such plan without incurring any liability associated with such withdrawal.  No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Seller Compensation and Benefit Plan or by any Seller ERISA Affiliate Plan within the 12-month period ending on the date hereof, and no such notice will be required to be filed as a result of the transactions contemplated by this Agreement.  The PBGC has not instituted proceedings to terminate any Seller Pension Plan or Seller ERISA Affiliate Plan and, to Seller's knowledge, no condition exists that presents a material risk that such proceedings will be instituted.  To the knowledge of Seller, there is no pending investigation or enforcement action by the PBGC, the DOL or the IRS or any other governmental agency with respect to any Seller Compensation and Benefit Plan.  Under each Seller Pension Plan and Seller ERISA Affiliate Plan, as of the date of the most recent actuarial valuation performed prior to the date of this Agreement, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such actuarial valuation of such Seller Pension Plan or Seller ERISA Affiliate Plan), did not exceed the then current value of the assets of such Seller Pension Plan or Seller ERISA Affiliate Plan and since such date there has been neither an adverse change in the financial condition of such Seller Pension Plan or Seller ERISA Affiliate Plan nor any amendment or other change to such Seller Pension Plan or Seller ERISA Affiliate Plan that would increase the amount of benefits thereunder which reasonably could be expected to change such result.
(d)          All contributions required to be made under the terms of any Seller Compensation and Benefit Plan or Seller ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which Seller or any of its Subsidiaries is a party have been timely made or have been reflected on Seller's Financial Statements.  Neither any Seller Pension Plan nor any Seller ERISA Affiliate Plan has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and all required payments to the PBGC with respect to each Seller Pension Plan or Seller ERISA Affiliate Plan have been made on or before their due dates.  None of Seller, any of its Subsidiaries or any Seller ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Seller Pension Plan or to any Seller ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.
(e)          Neither Seller nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any Seller Compensation and Benefit

Plan, other than benefits mandated by Section 4980B of the Code, and each such Seller Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder, and there has been no communication to Seller Employees by Seller or any of its Subsidiaries that would reasonably be expected to promise or guarantee such Seller Employees retiree health or life insurance or other retiree death benefits on a permanent basis.
(f)          Seller and its Subsidiaries do not maintain any Seller Compensation and Benefit Plans covering foreign Seller Employees.
(g)          With respect to each Seller Compensation and Benefit Plan, if applicable, Seller has provided or made available to Buyer, true and complete copies of existing: (i) Seller Compensation and Benefit Plan documents and amendments thereto; (ii) trust instruments and insurance contracts; (iii) two most recent Forms 5500 filed with the IRS; (iv) most recent actuarial report and financial statement; (v) the most recent summary plan description; (vi) most recent determination or opinion letter issued by the IRS; (vii) any Form 5310 or Form 5330 filed with the IRS; and (viii) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).
(h)          Except as set forth in Section 3.13(h) of the Seller Disclosure Schedule, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) to (i) entitle any Employee, Consultant or Seller Director to any payment (including severance pay or similar compensation) or any increase in compensation, (ii) result in the vesting or acceleration of any benefits under any Seller Compensation and Benefit Plan or (iii) result in any material increase in benefits payable under any Seller Compensation and Benefit Plan.
(i)          Neither Seller nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.
(j)          As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), neither Buyer nor Seller, nor any of their respective Subsidiaries will be obligated to make a payment to an Employee of Seller or any of its Subsidiaries that would be characterized as an "excess parachute payment" to an individual who is a "disqualified individual" (as such terms are defined in Section 280G of the Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.
(k)          As of the Effective Date, except as Previously Disclosed, there are no supplemental employment retirement plans (SERPs) between Seller, any of its Subsidiaries and any of their employees.
(l)          Neither Seller nor any of its Subsidiaries has made any agreement, taken any action, or omitted to take any action, with respect to or as part of any Seller Compensation and Benefit Plan that is an operational failure under Section 409A of the Code or that would reasonably be expected to subject Seller or any of its Subsidiaries to any obligation to report any amount or withhold any amount as includable in income and subject to tax, interest or any penalty by any service provider to Seller or any of its Subsidiaries under Section 409A of the Code or to pay any reimbursement or other payment to any service provider, as defined under Section 409A of the Code, respecting any such tax, interest or penalty under Section 409A of the Code.  As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), neither Seller nor any of its Subsidiaries will be obligated to report any amount or withhold any amount as includable in income and subject to tax, interest or any penalty by any service provider (as defined under Section 409A of the Code) to Seller or any of its Subsidiaries under Section 409A of the Code or to pay any reimbursement or other payment to any service provider (as defined under Section 409A of the Code) respecting any such Tax, interest or penalty under Section 409A of the Code and no provision of any of the Seller Compensation and Benefit Plans, or any actions taken or omitted thereunder, violate Section 409A of the Code.
3.14          Labor Matters.  Neither Seller nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Seller or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Seller or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to Seller's knowledge, threatened, nor is Seller aware of any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity.
3.15          Seller Information. The information relating to Seller and its Subsidiaries which is provided by Seller or its representatives for inclusion in the Proxy Statement and the Form S-4, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
3.16          Takeover Laws.  Seller has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any "moratorium," "control share," "fair price," "affiliate transaction," "business combination" or other antitakeover laws and regulations of any state applicable to Seller (collectively, "Takeover Laws").
3.17          Environmental Matters.  To Seller's knowledge, neither the conduct nor operation of Seller or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to Seller's knowledge, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws.  Neither Seller nor any of its Subsidiaries has received any written notice from any person or entity that Seller or its Subsidiaries or the operation or condition of any property previously owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

3.18          Tax Matters.  (a) All Tax Returns that are required to be filed by or with respect to Seller and its Subsidiaries have been duly filed (all such Tax Returns being accurate and complete in all material respects), (b) all Taxes shown to be due on the Tax Returns referred to in clause (a) have been paid in full, (c) the Tax Returns referred to in clause (a) have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired,  (d) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (e) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (a) are currently pending, and (f) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of Seller or its Subsidiaries.  Seller has made available to Buyer true and correct copies of the United States Federal Income Tax Returns filed by Seller and its Subsidiaries for each of the three most recent fiscal years ended on or before December 31, 2017.  Neither Seller nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before December 31, 2017, in excess of the amounts accrued with respect thereto that are reflected in the Seller Financial Statements as of December 31, 2017.  As of the date hereof, neither Seller nor any of its Subsidiaries has any knowledge of any conditions that exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.  Seller and its Subsidiaries have complied with all applicable laws relating to withholding of Taxes (including withholding of Taxes pursuant to Section 1441, 1442, 3121 and 3402 of the Code and similar provisions under any other domestic or foreign tax laws) and have, within the time and the manner prescribed by law, paid over to the proper tax authority all amounts required to be so withheld and paid over under applicable laws.
As used in this Agreement, the term "Tax" or "Taxes" means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, medicare, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.
As used in this Agreement, the term "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.  The Parties agree that Buyer shall file the final consolidated Tax Return for Seller.
3.19          Risk Management Instruments.  Neither Seller nor any of its Subsidiaries are parties to any interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Seller's own account, or for the account of one or more of Seller's Subsidiaries or their customers.
3.20          Books and Records.  The books and records of Seller and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein and they fairly reflect the substance of events and transactions included therein and all meetings, consents or other actions of the boards of directors and stockholders of Seller and its Subsidiaries.
3.21          Insurance.  Section 3.21 of Seller's Disclosure Schedule sets forth all of the insurance policies, binders or bonds maintained by Seller or its Subsidiaries.  Seller and its Subsidiaries are

insured with insurers believed to be reputable against such risks and in such amounts as the management of Seller reasonably has determined to be prudent in accordance with industry practices.  All such insurance policies are in full force and effect; Seller and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.  Except as set forth in Section 3.21 of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries has, during the past three years, had an insurance policy canceled or non-renewed or been denied any insurance coverage for which it has applied.
3.22          No Registration Obligation.   Neither Seller nor any of its Subsidiaries has any obligation, contingent or otherwise, to register any of its securities under the Securities Act, the Exchange Act or any other federal or state securities laws or regulations.
3.23          Accounting and Internal Controls.
(a)          The records, systems, controls, data and information of Seller and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Seller or its Subsidiaries (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls of Seller.
(b)          Since December 31, 2014, neither Seller nor any of its Subsidiaries or, to the knowledge of Seller, any director, officer, employee, auditor, accountant or representative of Seller or any of its Subsidiaries, has received or has otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Seller or any of its Subsidiaries or their internal accounting controls, including any complaint, allegation, assertion or claim that Seller or any of its Subsidiaries has engaged in questionable accounting or auditing practices.
3.24          Properties.  All material real and personal property owned by Seller or any of its Subsidiaries or presently used in its business are reasonably sufficient to carry its business in the ordinary course of business consistent with past practices. Seller and its Subsidiaries have good and marketable title free and clear of all Liens to all of their owned properties and assets, real and personal, except (a) Liens for current taxes and assessments not yet due or payable, (b) pledges to secure deposits, (c) clearing deposits, (d) such imperfections of title, easements and non-monetary encumbrances affecting real property, if any, as set forth in Section 3.24(d) of the Seller Disclosure Schedule, or which do not adversely affect the value or use of such real property, and (e) monetary Liens, if any, reflected in the Seller Financial Statements. Except as set forth in Section 3.24(e) of the Seller Disclosure Schedule, all real and personal property which is material to the business of Seller or any of its Subsidiaries that is leased or licensed by it is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles) and such leases and licenses will not terminate or lapse prior to the Effective Time or thereafter by reason of completion of any of the transactions contemplated by this Agreement.  All improved real property owned or leased by Seller or any of its Subsidiaries is in compliance, with all applicable laws, including zoning laws and the Americans with Disabilities Act, except for any non-compliance which would not have a Material Adverse Effect on Seller and its Subsidiaries.
3.25          Allowance for Loan Losses.  The allowance for loan losses reflected on Seller's consolidated balance sheet included in the Seller Financial Statements is, and will be in the case of subsequent consolidated financial statements of Seller, adequate as of their respective dates under the requirements of GAAP and all applicable Regulatory Authorities. The real estate owned, if any, reflected in the Seller Financial Statements is, and will be in the case of subsequent consolidated financial statements of Seller, carried at the lower of cost or fair value, less estimated costs to sell, as required by GAAP.
3.26	Material Interests of Certain Persons.
(a)          No officer, director or employee of Seller or any of its Subsidiaries or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) or related interest of any such Person has any interest in any contract or property (real or personal, tangible or intangible), used in, or pertaining to, the business of Seller or any of its Subsidiaries.
(b)          Except as set forth in Section 3.26(b) of the Seller Disclosure Schedule, there are no Insider Loans. All outstanding Insider Loans were made by FCB in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with third parties and were, with respect to executive officers and directors, approved by the board of directors of FCB in accordance with applicable laws and regulations.
3.27          Indemnification.  To the knowledge of Seller, no action or failure to take action by any present or former director, advisory director, officer, employee or agent of Seller or any of its Subsidiaries has occurred which could give rise to a claim or a potential claim by any such Person for indemnification from Seller or any of its Subsidiaries.
3.28          Loan Portfolio.
(a)          As of the date hereof, except as set forth in Section 3.28(a) of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans") in which Seller or any Subsidiary of Seller is a creditor which, as of December 31, 2017, was over ninety days or more delinquent in payment of principal or interest, or (ii) Loans with any director or executive officer of Seller or any of its Subsidiaries, or holder of 5% or more of the Assumed Outstanding Seller Common Stock, or to the knowledge of Seller, any affiliate of any of the foregoing.  Set forth in Section 3.28(a) of the Seller Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Seller and its Subsidiaries that, as of December 31, 2017, were classified by Seller as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (B) each asset of Seller or any of its Subsidiaries that, as of December 31, 2017, was classified as "Other Real Estate Owned" and the book value thereof.

(b)          To Seller's knowledge, each Loan of Seller and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Seller and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exception; provided, however, that Seller makes no representation regarding the collectability of any such Loan.
(c)          Each outstanding Loan originated, administered and/or serviced by Seller or any of its Subsidiaries was originated, administered and/or serviced, by Seller or a Seller Subsidiary, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Seller and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and in all material respects with all applicable federal, state and local laws, regulations and rules.
(d)          With respect to Loans serviced by Seller or any of its Subsidiaries on behalf of others: (i) such Loans have been serviced and administered in accordance with all applicable guidelines, relevant laws and investor requirements, (ii) except as set forth in Section 3.28(d) of the Seller Disclosure Schedule, there have been no repurchases of any such Loans or losses incurred with respect to any such Loans during the past two years, and (iii) the fair value of the mortgage servicing rights associated with such Loans in the Seller Financial Statements is reflected net of an adequate reserve for future loss exposure of Seller and its Subsidiaries relating to such Loans.
(e)          None of the agreements pursuant to which Seller or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan after the expiration of six months from the date of sale.
(f)          There are no outstanding Loans made by Seller or any of its Subsidiaries to any "executive officer" or other "insider" (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Seller or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.
(g)          Neither Seller nor any of its Subsidiaries is now nor has it been since January 1, 2014, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.
3.29          Securities Portfolio.  All securities held by Seller or any of its Subsidiaries, as reflected in the consolidated balance sheets of Seller included in the Seller Financial Statements, are carried in accordance with GAAP, specifically including Statement of Financial Accounting Standards No. 115. Except as set forth in Section 3.29 of the Seller Disclosure Schedule and except for pledges to secure public and trust deposits and advances from the Federal Home Loan Bank of Des Moines, none of the securities reflected in the Seller Financial Statements as of December 31, 2017 and none of the securities since acquired by Seller or any of its Subsidiaries is subject to any restriction, whether contractual or statutory, which impairs the ability of Seller or any of its Subsidiaries to freely dispose of such security at any time, other than those restrictions imposed on securities held to maturity under GAAP, pursuant to a clearing agreement or in accordance with laws.
3.30          Intellectual Property.  Seller and its Subsidiaries own, lease or license all Intellectual Property which are material to the conduct of the business of Seller and\or any of its Subsidiaries (collectively, "Intellectual Property") free and clear of all Liens, except any restrictions set forth in any licensed Intellectual Property none of which restrictions materially affect the business of Seller or any of its Subsidiaries.  Seller has set forth in Section 3.30 of the Seller Disclosure Schedule a complete list of all Intellectual Property of Seller and its Subsidiaries (other than commercially available "shrink wrap" or "click wrap" licenses). No claims, suits, actions or proceedings are pending, and, to the knowledge of Seller, no Person has threatened to commence any suit, action or proceeding, alleging that Seller or any of its Subsidiaries is infringing on the rights of any Person with regard to any Intellectual Property. To the knowledge of Seller, none of the Intellectual Property of Seller and its Subsidiaries infringes on the rights of any other Person, and to the knowledge of Seller, no Person is infringing on the rights of Seller or any of its Subsidiaries with respect to any Intellectual Property of Seller or any of its Subsidiaries. Except as set forth in Section 3.30 of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries is a licensor or licensee of, or otherwise has any contractual arrangement with a third party with respect to, any Intellectual Property. The Intellectual Property of Seller and its Subsidiaries will not be limited or otherwise adversely affected in any material respect by virtue of the consummation of any of the transactions contemplated by this Agreement.
3.31          Seller Information.  The information relating to Seller and its Subsidiaries to be contained in the offering circular (the "Offering Circular") to be sent to the holders of FCB common stock in connection with the Exchange Offer and the Merger, the Proxy Statement and the Form S-4, and the information relating to Seller and its Subsidiaries that is provided by Seller or its representatives for inclusion in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
3.32          Reorganization.  Neither Seller nor FCB has taken any action or is aware of any fact or circumstance that would reasonably be expected to prevent the Merger or the Bank Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.
3.33          Fiduciary Business.  Each of Seller and its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the applicable governing documents and applicable laws and regulations.
3.34          Indemnification.  To the knowledge of Seller, no action or failure to take action by any present or former director, advisory director, officer, employee or agent of Seller or any of its Subsidiaries has occurred which would give rise to a claim by any such individual for indemnification from Seller or any of its Subsidiaries.

3.35          Representations Not Misleading.  No representation or warranty by Seller in this Agreement, or in any document furnished to Buyer or its Subsidiaries under and pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER
          Except (i) as disclosed in the disclosure schedule delivered by Buyer to Seller concurrently herewith (the "Buyer Disclosure Schedule") or as previously provided to Seller ("Previously Disclosed"); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Buyer Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Buyer that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, and (c) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in Buyer's SEC Documents (as defined in Section 4.7) filed with the SEC by Buyer prior to the date hereof (but disregarding risk factor disclosures contained under the heading "Risk Factors," or disclosures of risks set forth in any "forward-looking statements" disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Buyer hereby represents and warrants to Seller as follows:

4.1          Organization and Standing.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri.  Buyer is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on Buyer.  Buyer is a registered bank holding company with the Federal Reserve Board.
4.2	Capitalization.
(a)          As of the date hereof, the authorized capital stock of Buyer consists of (i) 12,000,000 shares of Buyer Common Stock, of which as of the date hereof, 8,996,584 shares were outstanding, and (ii) 500,000 shares of preferred stock, par value $.01 per share, of which none were outstanding as of the date hereof.  As of the date hereof, except as set forth in Section 4.2(a) of Buyer's Disclosure Schedule, Buyer does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Buyer Common Stock or any other equity securities of Buyer or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of Buyer Common Stock or other equity securities of Buyer or any of its Subsidiaries.  As of the date hereof, Buyer had 37,500 shares of Buyer Common Stock which are issuable and reserved for issuance upon exercise of Buyer stock options. Buyer also has granted 10,500 performance shares which are expected to be issued in installments over the next five years, subject to grantees' continued employment and the attainment of profitability targets set forth in the award agreements. The outstanding shares of Buyer Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).
(b)          The shares of Buyer Common Stock to be issued in exchange for shares of Seller Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, subject to no preemptive rights and authorized for trading on the Nasdaq.
4.3          Subsidiaries.  Each of Buyer's Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on Buyer, and, other than as set forth in Schedule 4.3 of the Buyer Disclosure Schedule, it owns, directly or indirectly, all the issued and outstanding equity securities of each of its Significant Subsidiaries.  In the case of Merger Sub, it was formed to facilitate the Merger and has not engaged in any business activity.
4.4          Corporate Power.  Each of Buyer and its Subsidiaries has the power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Buyer and Merger Sub have the corporate power and authority to execute, deliver and perform their obligations under this Agreement and to consummate the transactions contemplated hereby.
4.5          Corporate Authority.  The execution and delivery of this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Buyer and the board of directors of Buyer and Merger Sub and the board of directors of Merger Sub.  Assuming due authorization, execution and delivery by Seller, this Agreement is a valid and legally binding obligation of Buyer and Merger Sub, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).
4.6          Consents and Approvals; No Defaults.
(a)          Except for the filings, notices, consents and approvals referred to in Section 3.4 hereof, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Buyer of this Agreement or (ii) the consummation by Buyer of the Merger and the consummation by Southern Bank of the Bank Merger.  As of the date hereof, Buyer is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.
(b)          Subject to the satisfaction of the requirements referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Buyer or of any of its Subsidiaries or to which Buyer or any of its Subsidiaries or properties is subject or bound, (ii) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of Buyer or any of its Subsidiaries, or (iii) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument, except with respect to clauses (i) and (iii), for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not have a Material Adverse Effect.

4.7          Financial Reports and SEC Documents; Absence of Certain Changes or Events.
(a)          Buyer's Annual Report on Form 10-K for each of the fiscal years ended June 30, 2015, 2016 and 2017 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to June 30, 2017 and prior to the Effective Time, under the Securities Act or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively "Buyer's SEC Documents"), as of the date filed, (i) as to form, complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition of Buyer contained in or incorporated by reference into any of Buyer's SEC Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, in all material respects, the financial position of Buyer and its Subsidiaries as of its date, and each of the statements of income or results of operations and changes in stockholders' equity and cash flows or equivalent statements of Buyer in any of Buyer's SEC Documents (including any related notes and schedules thereto) fairly presents or will fairly present, in all material respects, the results of operations, changes in stockholders' equity and cash flows, as the case may be, of Buyer and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments in the case of unaudited statements.
(b)          BKD, LLP, which has expressed its opinion with respect to the audited financial statements of Buyer and its Subsidiaries (including the related notes) included in the Buyer SEC Documents is and has been throughout the periods covered by such financial statements an independent registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002).
(c)          Except as set forth in Schedule 4.7(c) of the Buyer Disclosure Schedule, Buyer has on a timely basis filed all forms, reports and documents required to be filed by it with the SEC since June 30, 2014, including reports deemed timely filed pursuant to Rule 12b-25 under the Exchange Act.
(d)          The records, systems, controls, data and information of Buyer and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Buyer or its Subsidiaries (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls of Buyer.
Since June 30, 2015, neither Buyer nor any of its Subsidiaries or, to the knowledge of Buyer, any director, officer, employee, auditor, accountant or representative of Buyer or any of its Subsidiaries has received or has otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Buyer or any of its Subsidiaries or their internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act), including any complaint, allegation, assertion or claim that Buyer or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

Buyer (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Buyer, including its Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of Buyer by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Buyer's outside auditors and the audit committee of the board of directors of Buyer (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Buyer's ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer's internal control over financial reporting.  Any such disclosures were made in writing by management to Buyer's auditors and audit committee and a copy is included in Schedule 4.7(d) of the Buyer Disclosure Schedule.  As used in this Section 4.7(d), the term "file" shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.
(e)          Since June 30, 2017, Buyer and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice.
(f)          Since June 30, 2017, (i) Buyer and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Buyer.
4.8          Litigation.  No litigation, claim or other proceeding before any Governmental Entity is pending against Buyer or any of its Subsidiaries or against any officer, director or employee of Buyer or any of its Subsidiaries in such capacity, and, to Buyer's knowledge, no such litigation, claim or other proceeding has been threatened, in each case which is reasonably likely, individually or in the aggregate, to result in a Material Adverse Effect.  There is no injunction, order, judgment or decree imposed upon Buyer or the assets or property of Buyer that has resulted in, or is reasonably likely to result in, a Material Adverse Effect.
4.9          Regulatory Matters.  Neither Buyer nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authority.  Neither Buyer nor any of its Subsidiaries has been advised in writing by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or, to Buyer's knowledge, is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.  Since December 31, 2014, Buyer and its Subsidiaries have duly and timely filed with all applicable Regulatory Authorities the reports required to be filed by them under applicable laws and regulations and such reports were complete and accurate in all material respects and in compliance with the requirements of applicable laws and regulations.  Except as Previously Disclosed, in connection with the examinations of Southern Bank by any Regulatory Authority, Southern Bank was not required to correct or change any action, procedure or proceeding which Buyer believes has not been corrected or changed or is not being corrected or changed in a timely manner as required.

Southern Bank has a CRA rating of "satisfactory" or better.  To the knowledge of Buyer, there is no fact or circumstance or set of facts and circumstances that would cause Southern Bank's CRA rating to fall below "satisfactory."
4.10	Compliance with Laws.
Each of Buyer and its Subsidiaries:
(a)          is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, except where the failure to be so in compliance could not reasonably be expected to have a Material Adverse Effect on Buyer;
(b)          has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted, except where the failure to obtain such permit, license, authorization, order or approval or make such filing, application or registration could not reasonably be expected to have a Material Adverse Effect on Buyer and its Subsidiaries; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Buyer's knowledge, no suspension or cancellation of any of them is threatened;
(c)          has received no written notification from any Governmental Authority (A) asserting that Buyer or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Buyer's knowledge, do any grounds for any of the foregoing exist); and
(d)          is in compliance with the privacy provisions of the Gramm-Leach-Bliley Act, and all other applicable laws relating to consumer privacy.
4.11          Employee Benefit Plans.
(a)          Buyer has Previously Disclosed a complete and accurate list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements in which any current or former employee (the "Buyer Employees"), current or former consultant (the "Buyer Consultants") or current or former director (the "Buyer Directors") of Buyer or any of its Subsidiaries participates or to which any Buyer Employees, Buyer Consultants or Buyer Directors are a party (the "Buyer Compensation and Benefit Plans").
(b)          Each Buyer Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act and any other applicable law have been timely made.  Each Buyer Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Buyer Pension Plan") and which is intended to be qualified under Section

401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such Buyer Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the IRS or the Buyer Compensation and Benefit Plan uses a prototype or volume submitter plan that is the subject of an IRS opinion or advisory letter, and Buyer is not aware of any circumstances which could adversely affect such qualification or which are likely to result in the revocation of any existing favorable determination letter or in not receiving a favorable determination letter.  There is no pending or, to the knowledge of Buyer, threatened legal action, suit or claim relating to the Buyer Compensation and Benefit Plans other than routine claims for benefits.  Neither Buyer nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Buyer Compensation and Benefit Plan that would reasonably be expected to subject Buyer or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.
(c)          No liability (other than for payment of premiums to the PBGC which have been made or will be made on a timely basis) under Title IV of ERISA has been or is expected to be incurred by Buyer or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan" within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any single-employer plan of any entity (a "Buyer ERISA Affiliate") which is considered one employer with Buyer under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (a "Buyer ERISA Affiliate Plan").  None of Buyer, any of its Subsidiaries or any Buyer ERISA Affiliate has contributed, or has been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since December 31, 2013.  No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Buyer Compensation and Benefit Plan or by any Buyer ERISA Affiliate Plan within the 12-month period ending on the date hereof, and no such notice will be required to be filed as a result of the transactions contemplated by this Agreement.  The PBGC has not instituted proceedings to terminate any Buyer Pension Plan or Buyer ERISA Affiliate Plan and, to Buyer's knowledge, no condition exists that presents a material risk that such proceedings will be instituted.  To the knowledge of Buyer, there is no pending investigation or enforcement action by the PBGC, the DOL or IRS or any other governmental agency with respect to any Buyer Compensation and Benefit Plan.  Under each Buyer Pension Plan and Buyer ERISA Affiliate Plan, as of the date of the most recent actuarial valuation performed prior to the date of this Agreement, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such actuarial valuation of such Buyer Pension Plan or Buyer ERISA Affiliate Plan), did not exceed the then current value of the assets of such Buyer Pension Plan or Buyer ERISA Affiliate Plan and since such date there has been neither an adverse change in the financial condition of such Buyer Pension Plan or Buyer ERISA Affiliate Plan nor any amendment or other change to such Buyer Pension Plan or Buyer ERISA Affiliate Plan that would increase the amount of benefits thereunder which reasonably could be expected to change such result.
(d)          All contributions required to be made under the terms of any Buyer Compensation and Benefit Plan or Buyer ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which Buyer or any of its Subsidiaries is a party have been timely made or have been reflected on Buyer's financial statements.  Neither any Buyer Pension Plan nor any Buyer ERISA Affiliate Plan has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and all required payments to the PBGC with respect to each Buyer Pension Plan or Buyer ERISA Affiliate Plan have been made on or before their due dates.  None of Buyer, any of its Subsidiaries or any Buyer ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Buyer Pension Plan or to any Buyer ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.
(e)          Neither Buyer nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any Buyer Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such Buyer Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder and there has been no communication to Employees by Buyer or any of its Subsidiaries that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.
(f)          Buyer and its Subsidiaries do not maintain any Buyer Compensation and Benefit Plans covering foreign Employees.
(g)          The consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) (A) entitle any Buyer Employee, Buyer Consultant or Buyer Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Buyer Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Buyer Compensation and Benefit Plan.
(h)          Neither Buyer nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.
(i)          Neither Buyer nor any of its Subsidiaries has made any agreement, taken any action, or omitted to take any action, with respect to or as part of any Buyer Compensation and Benefit Plan that is an operational failure under Section 409A of the Code or that would reasonably be expected to subject Buyer or any of its Subsidiaries to any obligation to report any amount or withhold any amount as includable in income and subject to tax, interest or any penalty by any service provider to Buyer or any of its Subsidiaries under Section 409A of the Code or to pay any reimbursement or other payment to any service provider, as defined under Section 409A of the Code, respecting any such tax, interest or penalty under Section 409A of the Code.
4.12          Labor Matters.  Neither Buyer nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Buyer or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Buyer or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to Buyer's knowledge, threatened, nor is Buyer aware of any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

4.13          Takeover Laws.  Buyer has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any Takeover Laws applicable to Buyer.
4.14          Environmental Matters.  To Buyer's knowledge, neither the conduct nor operation of Buyer or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to Buyer's knowledge no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws.  Neither Buyer nor any of its Subsidiaries has received any written notice from any person or entity that Buyer or its Subsidiaries or the operation or condition of any property previously owned, leased, operated or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath or originating from any such property.
4.15          Tax Matters.  (a) All Tax Returns that are required to be filed by or with respect to Buyer and its Subsidiaries have been duly filed (all such Tax Returns being accurate and complete in all material respects), (b) all Taxes shown to be due on the Tax Returns referred to in clause (a) have been paid in full, (c) the Tax Returns referred to in clause (a) have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (d) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (e) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (a) are currently pending, and (f) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of Buyer or its Subsidiaries.  Buyer has made available to Seller a true and correct copy of the United States Federal Income Tax Returns filed by Buyer and its Subsidiaries for the fiscal year ended on June 30, 2017. Neither Buyer nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before June 30, 2017, in excess of the amounts accrued with respect thereto that are reflected in the financial statements of Buyer as of June 30, 2017.  As of the date hereof, neither Buyer nor any of its Subsidiaries has any knowledge of any conditions that exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
4.16          Risk Management Instruments.  Neither Buyer nor any of its Subsidiaries are parties to any interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Buyer's own account, or for the account of one or more of Buyer's Subsidiaries or their customers.
4.17          Books and Records.  The books and records of Buyer and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly reflect the substance of events and transactions included therein.
4.18          Insurance.  Buyer Previously Disclosed all of the insurance policies, binders or bonds maintained by Buyer or its Subsidiaries.  Buyer and its Subsidiaries are insured with insurers believed to be reputable against such risks and in such amounts as the management of Buyer reasonably has determined to be prudent in accordance with industry practices.  All such insurance policies are in full force and effect; Buyer and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.
4.19          Funds Available.  Buyer will have available to it at the Effective Time, sources of capital and authorized shares of Buyer Common Stock sufficient to pay the Merger Consideration.
4.20          Allowance for Loan Losses.  The allowance for loan losses reflected on Buyer's consolidated balance sheet as of June 30, 2017 included in Buyer's SEC Documents is, and will be in the case of subsequent consolidated financial statements of Buyer, adequate as of their respective dates under the requirements of GAAP and all applicable Regulatory Authorities. The real estate owned, if any, reflected on Buyer's consolidated balance sheet as of June 30, 2016 included in Buyer's SEC Documents is, and will be in the case of subsequent consolidated financial statements of Buyer, carried at the lower of cost or fair value, less estimated costs to sell, as required by GAAP.
4.21	Loan Portfolio.
(a)          As of the date hereof, except as set forth in Section 4.21(a) of the Buyer Disclosure Schedule, neither Buyer nor any of its Subsidiaries is a party to (i) any Loan in which Buyer or any Subsidiary of Buyer is a creditor with an outstanding balance of $500,000 or more and under the terms of which the obligor was as of December 31, 2017 over ninety days or more delinquent in payment of principal or interest or (ii) Loans with an aggregate outstanding balance of $500,000 or more with any director, executive officer or 5% or greater shareholder of Buyer or any of its Subsidiaries, or to the knowledge of Buyer, any affiliate of any of the foregoing.  Set forth in Section 4.21(a) of the Buyer Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Buyer and its Subsidiaries that, as of December 31, 2017, were classified by Buyer as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (B) each asset of Buyer or any of its Subsidiaries that, as of December 31, 2017, was classified as "Other Real Estate Owned" and the book value thereof.
(b)          To Buyer's knowledge, each Loan of Buyer and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Buyer and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exception; provided, however, that Buyer makes no representation regarding the collectability of any such Loan.
(c)          Except as would not reasonably be expected to result in a material loss to Buyer on a consolidated basis, the outstanding Loans originated, administered and/or serviced by Buyer or any of its Subsidiaries were originated, administered and/or serviced, by Buyer or a Buyer Subsidiary, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Buyer and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and in all material respects with all applicable federal, state and local laws, regulations and rules.
(d)          With respect to Loans serviced by Buyer or any of its Subsidiaries on behalf of others: (i) such Loans have been serviced and administered in accordance with all applicable guidelines, relevant laws and investor requirements, (ii) except as set forth in Section 4.21(d) of the Buyer Disclosure Schedule, there have been no repurchases of any such Loans or losses incurred with respect to any such Loans during the past two years, and (iii) the Buyer Financial Statements reflect the fair value of the mortgage servicing rights associated with such loans and any required reserve for loss exposure.
(e)          There are no outstanding Loans made by Buyer or any of its Subsidiaries to any "executive officer" or other "insider" (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Buyer or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.
(f)          Neither Buyer nor any of its Subsidiaries is now nor has it been since January 1, 2014 subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.
4.22          Securities Portfolio.  All securities held by Buyer or any of its Subsidiaries, as reflected on Buyer's consolidated balance sheet as of June 30, 2017 included in Buyer's SEC Documents, are carried in accordance with GAAP, specifically including Statement of Financial Accounting Standards No. 115. Except as Previously Disclosed and except for pledges to secure public and trust deposits, advances from the Federal Home Loan Bank of Des Moines and borrowings from the Federal Reserve Bank of St. Louis, none of the securities reflected on Buyer's consolidated balance sheet as of June 30, 2017 included in Buyer's SEC Documents and none of the securities since acquired by Buyer or any of its Subsidiaries is subject to any restriction, whether contractual or statutory, which impairs the ability of Buyer or any of its Subsidiaries to freely dispose of such security at any time, other than those restrictions imposed on securities held to maturity under GAAP, pursuant to a clearing agreement or in accordance with laws.
4.23          Reorganization.  Neither Buyer nor the Southern Bank has taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger or the Bank Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.
4.24          Buyer Information.  The information relating to Buyer and its Subsidiaries to be contained in the Proxy Statement and the Form S-4, and the information relating to Buyer and its Subsidiaries that is provided by Buyer or its representatives for inclusion in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The Form S-4 (except for such portions thereof that relate only to Seller or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.
4.25          Fiduciary Business.  Each of Buyer and its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as trustee, agent,

custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the applicable governing documents and applicable laws and regulations.
4.26          Ownership of Seller Capital Stock.  Neither Buyer nor any of its Subsidiaries owns any Seller capital stock, other than shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties.

4.27          Representations Not Misleading.  No representation or warranty by Buyer in this Agreement, or in any document furnished to Seller or its Subsidiaries under and pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1          Forbearances of Seller.  From the date hereof until the Effective Time, except as expressly contemplated by this Agreement or Previously Disclosed, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), Seller will not, and will cause each of its Subsidiaries not to:

(a)          Ordinary Course.  Conduct the business of Seller and its Subsidiaries other than in the ordinary and usual course, fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates or take any action reasonably likely to impair Seller's ability to perform any of its obligations under this Agreement.

(b)          Capital Stock.  (i) Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Seller Common Stock or any Rights, enter into any agreement with respect to the foregoing, or (ii) permit any additional shares of Seller Common Stock to become subject to grants of employee or director stock options, other Rights or similar stock-based employee rights.

(c)          Dividends, Etc.  (i) Except as set forth in Section 5.1(c) of Seller's Disclosure Schedule, make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Seller Common Stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, other ownership interests, or Rights.

(d)          Compensation; Employment Agreements; Etc.  (i) Enter into or amend,  renew or terminate any employment, consulting, compensation, severance or similar agreements or arrangements with any director, officer or employee of, or independent contractor with respect to, Seller or its Subsidiaries, or (ii) grant any salary or wage increase or increase any employee benefit, except (A) FCB may award normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, (B) Seller and FCB may make individual cash bonus awards in the ordinary course of business consistent with past practice, and (C) FCB will establish a retention bonus pool of at least $150,000 in the aggregate that will be dedicated to certain employees of FCB designated by officers of FCB and agreed to by Buyer (which agreement shall not be unreasonably withheld) for purposes of retaining such employees prior to and after the Effective Time (50% of this pool shall be accrued for by FCB prior to the Effective Time).

(e)          Benefit Plans.  Enter into, establish, adopt,  amend or terminate (except (i) as may be required by applicable law or (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of Seller or its Subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder, it being understood and agreed that the cost of any such existing plans of Seller (including but not limited to any plan for the purposes of providing vacation or paid time off benefits) shall be accrued for on an ongoing basis in accordance with GAAP.

(f)          Dispositions.  Sell, transfer, mortgage, lease, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties or Intellectual Properties except in the ordinary course of business consistent with past practice and in a transaction that is not material to Seller and its Subsidiaries taken as a whole.

(g)          Acquisitions.  Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity.

(h)          Governing Documents.  Amend the Seller Articles, Seller Bylaws or the articles of incorporation or bylaws (or similar governing documents) of any of Seller's Subsidiaries.

(i)          Accounting Methods.  Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory accounting principles.

(j)          Contracts.  Except in the ordinary course of business consistent with past practice, enter into or terminate any material contract or amend or modify any of its existing material contracts in a manner that is material to Seller and its Subsidiaries taken as a whole.

(k)          Claims.  Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding that does not involve precedent for other material claims, actions or proceedings and that involve solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to Seller and its Subsidiaries, taken as a whole.

(l)          Adverse Actions.  (i) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (1) any of the conditions to the Merger set forth in Article VII not being satisfied or (2) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

(m)          Risk Management.  Except as required by applicable law or regulation, or by formal or informal agreements entered into with banking regulators, implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, fail to materially follow its existing policies or practices with respect to managing its exposure to interest rate and other risk, or fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(n)          Indebtedness.  Except as set forth in Section 5.1(n) of Seller's Disclosure Schedule, incur any indebtedness for borrowed money other than advances, repurchase agreements and other borrowings from the Federal Home Loan Bank of Des Moines in the ordinary course of business with a term not in excess of one year; or incur, assume or become subject to, whether directly or indirectly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other Person, other than the issuance of letters of credit in the ordinary course of business and in accordance with the restrictions set forth in Section 5.1(u).

(o)          Leases or Licenses.  Enter into, modify, amend or renew any lease or license relating to real or personal property or Intellectual Property other than in the ordinary course of business consistent with past practice and involving an aggregate amount not in excess of $20,000; or permit to lapse its rights in any Intellectual Property.

(p)          Loans, Loan Participations and Servicing Rights.  Except as set forth in Schedule 5.1(p), sell or acquire, whether or not in the ordinary course of business, any loans (excluding residential mortgage loans originated for resale in the ordinary course of business), any loan participations or servicing rights; provided, however, that this restriction shall not be applicable to the sale by Seller or any of its Subsidiaries of any participation that has been offered to Buyer upon Seller's standard terms for such participations, and if Buyer has declined to purchase such participation upon those terms. Seller will also agree to maintain its allowance for loan losses in a manner and level consistent with historical past practices.

(q)          Foreclose.  Foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon; provided, however, that FCB shall not be required to obtain such a report with respect to one-to four-family, non-agricultural residential property of five acres or less to be foreclosed upon unless it has reason to believe that such property might be in violation of or require remediation under Environmental Laws.

(r)          Deposit Taking and Other Bank Activities.  In the case of FCB (i) voluntarily make any material changes in or to its deposit mix; (ii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practice and competitive factors in the marketplace; (iii) incur any liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business consistent with past practice; (iv) open any new branch or deposit taking facility; or (v) close or relocate any existing branch or other facility.

(s)          Investments.  Enter into any securities transactions for its own account (but maturity of an investment security is not a securities transaction) or purchase or otherwise acquire any investment security for its own account for any amount in excess of $250,000 individually or $1,000,000 in the aggregate, and in no event shall any such investment be in anything other than non-callable investment securities with a "AA" rating or better with a projected average life of less than one year in the ordinary course of business consistent with past practice; enter into or acquire any derivatives contract or structured note; enter into any new, or modify, amend or extend the terms of any existing contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risk; provided, however, that, notwithstanding any other provision of this Agreement, FCB may acquire investment securities for its own account in the event that (i) FCB has delivered to Buyer (to the following designated representatives of Buyer: Greg Steffens, Chief Executive Officer of Southern Bank and Matt Funke, Chief Financial Officer of Southern Bank), a notice of FCB's intention to purchase such investment security and such additional information as Buyer may reasonably require (subject to legal privacy restrictions) and (ii) Buyer shall not have delivered to FCB (to the following designated representative of FCB:  Brett Dorton, President of FCB), a written objection to the purchase of such investment security within two business days following FCB's notice of intention with respect thereto.

(t)          Capital Expenditures.  Purchase or lease fixed assets other than in the ordinary course of business consistent with past practice, except for amounts Previously Disclosed or for emergency repairs or replacements.

(u)          Lending.  (i) Make any changes in its policies concerning loan underwriting, or which Persons may approve loans, or fail to comply with such policies as Previously Disclosed; (ii) release collateral or the personal liability of any borrower or guarantor under any loan or line of credit; or (iii) make or commit to make any new loan, issue or commit to issue any new letter of credit, make any new or additional discretionary advance under any existing loan or line of credit, or restructure any existing loan or line of credit, in excess of $500,000 with respect to a loan or line of credit secured by a first lien on real property or in excess of $250,000 for any other type of loan or line of credit; provided, however, that, notwithstanding any other provision of this Agreement, FCB may make or commit to make any new loan, issue or commit to issue any new letter of credit, make any new or additional discretionary advance under any existing loan or line of credit, or restructure any existing loan or line of credit in the event that (A) FCB has delivered to Buyer (to the attention of the following designated representatives of Buyer: Greg Steffens, Chief Executive Officer of Southern Bank, Justin Cox, Regional Bank President of Southern Bank and Mark Hecker, Chief Credit Officer of Southern Bank, a notice of FCB's intention to make such loan, letter of credit, advance or restructuring and such additional information as Buyer may reasonably require (subject to legal privacy restrictions) and (B) Buyer shall not have delivered to FCB (to the following designated representative of FCB:  Brett Dorton, President of FCB), a written objection to such loan, letter of credit, advance or restructuring by giving notice of such objection within two business days following FCB's notice of intention with respect thereto.

(v)          Joint Ventures and Real Estate Development Operations.  Engage in any new joint venture, partnership or similar activity; make any new or additional investment in any existing joint venture or partnership, or engage in any real estate development or construction activity (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice).

(w)          Liens.  Subject any of its assets or properties to any Lien (other than the pledge of assets to secure public deposits and in connection with securing advances, repurchase agreements and other borrowings in the ordinary course of business).

(x)          Charitable Contributions.  Make any charitable or similar contributions except in amounts not to exceed $1,000 individually, and $5,000 in the aggregate.

(y)          Certain Changes.  Except as required by GAAP, regulatory accounting principles or by a Regulatory Authority, make a change in policy with respect to loan loss reserves and charge offs, asset/liability management or any other material matter.

(z)          New Lines of Business.  Develop, market or implement any new lines of business, except as required by law, rule or regulation.

(aa)          Commitments.  Agree or commit to do any of the foregoing.

5.2          Forbearances of Buyer.  From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of Seller (which consent shall not be unreasonably withheld, delayed or conditioned), Buyer will not, and will cause each of its Subsidiaries not to:

(a)          Ordinary Course.  Fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to impair Buyer's ability to perform any of its obligations under this Agreement.

(b)          Dividends.  Make, declare, pay or set aside for payment any extraordinary dividend (other than dividends from Southern Bank to Buyer).

(c)          Adverse Actions.  (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (1) any of the conditions to the Merger set forth in Article VII not being satisfied or (2) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

(d)          Transactions Involving Buyer.  Enter into any agreement, arrangement or understanding with respect to the merger, acquisition, consolidation, share exchange or similar business combination involving Buyer and/or a Buyer Subsidiary, where the effect of such agreement, arrangement or understanding, or the consummation or effectuation thereof, would be reasonably likely to or does result in the termination of this Agreement, materially delay or jeopardize the receipt of the approval of any Regulatory Authority or the filing of an application therefor, or cause the anticipated tax treatment of the transactions contemplated hereby to be unavailable; provided, that nothing herein shall prohibit any such transaction that by its terms contemplates the consummation of the Merger in accordance with the provisions of this Agreement and which treats holders of Seller Common Stock, upon completion of the Merger and their receipt of Buyer Common Stock, in the same manner as the holders of Buyer Common Stock.

(e)          Governing Documents.  Amend its articles of incorporation or bylaws in a manner that would materially and adversely affect the benefits of the Merger to the stockholders of Seller.

(f)          Commitments.  Agree or commit to do any of the foregoing.

ARTICLE VI
ADDITIONAL AGREEMENTS
6.1	Regulatory Matters.
(a)          As promptly as practicable following the date of this Agreement, Buyer shall promptly prepare and file with the SEC the Form S-4, in which the Proxy Statement, which will be prepared jointly by Buyer and Seller, will be included. Each of Buyer and Seller shall use its commercially reasonable best efforts to respond as promptly as practicable to any written or oral comments from the SEC or its staff with respect to the Form S-4 or any related matters. Each of Seller and Buyer shall use its commercially reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement. Upon the Form S-4 being declared effective, Seller shall thereafter mail or deliver the Proxy Statement to the holders of Seller Common Stock. Buyer shall also use its commercially reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and Seller shall furnish all information concerning Seller and the holders of Seller Common Stock as may be reasonably requested in connection with any such action. If at any time prior to the Effective Time any event occurs or information relating to Seller or Buyer, or any of their respective affiliates, directors or officers, should be discovered by Seller or Buyer that should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable law, disseminated to the holders of Seller Common Stock.
(b)          In addition to their obligations pursuant to Section 6.1(a), Seller and Buyer shall make all necessary filings with respect to the Merger and the other transactions contemplated by this Agreement under the Securities Act, the Exchange Act and applicable foreign or state securities or "Blue Sky" laws and regulations promulgated thereunder and provide each other with copies of any such filings. Buyer and Seller shall advise the other party, promptly after receipt of notice thereof, of (and provide copies of any notices or communications with respect to) the time of the effectiveness of the Form S-4, the filing of any supplement or amendment thereto, the issuance of any stop order relating thereto, the suspension of the qualification of Buyer Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC or its staff for amendment to the Proxy Statement or the Form S-4, comments thereon from the SEC's staff and each party's responses thereto or request of the SEC or its staff for additional information. No amendment or supplement to the Proxy Statement or the Form S-4 shall be filed without the approval of each of Seller and Buyer, which approval shall not be unreasonably withheld, delayed or conditioned.
(c)          Subject to the terms and conditions set forth in this Agreement, Buyer and Seller shall, and shall cause their respective Subsidiaries to, use commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the satisfaction of the conditions precedent to the obligations of Seller (in the case of Buyer) or Buyer (in the case of Seller) to the Merger, (ii) the obtaining of all necessary consents or waivers from third parties, (iii) the obtaining of all waivers, consents, authorizations, permits, orders and approvals from, or any exemption by, any Governmental Entities, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger, the Bank Merger and to fully carry out the purposes of this Agreement. The Parties shall cooperate with each other and use their respective commercially reasonable best efforts to promptly prepare and file, and cause their respective Subsidiaries to prepare and file, all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and other Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties, Regulatory Agencies or other Governmental Entities. In furtherance (but not in limitation) of the foregoing, Buyer shall, and shall cause Southern Bank to, use commercially reasonable efforts to file any required applications, notices or other filings with the Federal Reserve Board or the Division, if applicable, within sixty (60) days after the date hereof. Seller and Buyer shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to Seller or Buyer, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party, Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and other Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.
(d)          Each of Buyer and Seller shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Buyer, Seller or any of their respective Subsidiaries to any Regulatory Agency or other Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.
(e)          Each of Buyer and Seller shall promptly advise the other upon receiving any communication from any Regulatory Agency or other Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed, or that any such approval may contain an Unduly Burdensome Condition (as defined in Section 7.2(d)).
6.2          Access to Information; Current Information; Consultation.
(a)          Upon reasonable notice and subject to applicable laws, each of Buyer and Seller, for the purposes of verifying the representations and warranties of the other, compliance by a party and its Subsidiaries with the covenants and agreements of such party herein, and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and each shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during such period, each of Buyer and Seller shall, and shall cause its respective Subsidiaries to, make available to the other party, to the extent permissible under applicable law, (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or banking laws which is generally not available on the SEC's EDGAR internet database or from any Regulatory Agency, as applicable, and (ii) all other information concerning its business, properties and personnel as such party may reasonably request.  Neither Buyer nor Seller nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Buyer's or Seller's, as the case may be, customers, jeopardize the attorney-client privilege of the party in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.  The Parties will use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(b)          Seller shall permit, and shall cause its Subsidiaries to permit, Buyer and/or an environmental consulting firm selected by Buyer, at the sole expense of Buyer, to conduct such phase I and/or phase II environmental audits, studies and tests on all real property owned or leased by Seller (but subject to the consent of lessors with respect to leased properties).  In the event any subsurface or phase II site assessments are conducted (which assessments shall be at Buyer's sole expense), Buyer shall indemnify Seller and its Subsidiaries for all costs and expenses associated with returning the property to its previous condition.
(c)          Subject to applicable law and regulations, during the period from the date hereof to the Effective Time, Seller shall, upon the request of Buyer, cause one or more of its designated officers to confer on a monthly basis (or more frequently if the Parties reasonably agree that it is necessary) with officers of Buyer regarding the financial condition, operations and business of Seller and its Subsidiaries and matters relating to the completion of the transactions contemplated by this Agreement. As soon as reasonably available, but in no event more than five (5) business days after filing, Seller will deliver to Buyer all reports filed by it or any of its Subsidiaries with any Regulatory Agency or other Governmental Entity subsequent to the date hereof including all FCB Call Reports and regulatory information (other than correspondence which may be deemed confidential supervisory information) filed with the Federal Reserve Board, the FDIC and the Division.  Seller will also deliver to Buyer as soon as practicable all quarterly and annual financial statements of Seller and its Subsidiaries prepared with respect to periods ending after December 31, 2017.  As soon as practicable after the end of each month, Seller will deliver to Buyer in electronic form (i) the monthly deposit and loan trial balances of FCB, (ii) the monthly analysis of FCB's investment portfolio, and (iii) an update of all of the material information set forth in Section 3.28(a) of the Seller Disclosure Schedule for the then current period.
(d)          During the period from the date hereof to the Effective Time, immediately following each meeting of Seller's or FCB's board of directors, Seller shall provide Buyer with a copy of the board package submitted to members of such board of directors; provided however, that the board packages and notices provided to Buyer may exclude (i) any materials relating to the transactions contemplated by this Agreement or an Acquisition Proposal (as defined in Section 6.7(e)), (ii) any materials if the disclosure of such materials to Buyer would or could reasonably be expected to result in a violation of applicable law, regulation or orders, decrees or determinations of a Government Entity, or (iii) any materials that are otherwise reasonably deemed by the board of directors of Seller to be confidential.
(e)          All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the Parties as of August 23, 2017 (the "Confidentiality Agreement").
(f)          No investigation by a party hereto or its representatives shall affect the representations and warranties of the other party set forth in this Agreement.
6.3          Shareholder Meeting.  Seller shall, and shall cause its board of directors to, (i) take all action in accordance with the federal securities laws, the laws of the State of Missouri, the Seller Articles and the Seller Bylaws necessary to (A) call and give notice of a special meeting of its shareholders (the "Seller Shareholder Meeting") for the purpose of seeking the Seller Shareholder Approval within five (5) business days following the date the Form S-4 is declared effective under the Securities Act with written notice to Seller and (B) schedule the Seller Shareholder Meeting to take place on a date that is within forty (40) days after the notice date; (ii) subject to Section 6.7, use its commercially reasonable best efforts to (x) cause the Seller Shareholder Meeting to be convened and held on the scheduled date and (y) obtain the Seller Shareholder Approval; and (iii) subject to Section 6.7, include in the Proxy Statement and in all communications with shareholders the recommendation that the Seller shareholders approve this Agreement and the Merger (the "Seller Board Recommendation"). Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be required to hold the Seller Shareholder Meeting if this Agreement is terminated pursuant to Section 8.1 prior to the scheduled time of the Seller Shareholder Meeting.
6.4	Reservation of Buyer Common Stock; Nasdaq Listing.
(a)          Buyer agrees to reserve a sufficient number of shares of Buyer Common Stock to fulfill its obligations under this Agreement including for payment of the stock portion of the Aggregate Merger Consideration in the Merger.
(b)          To the extent required, Buyer shall use its commercially reasonable efforts to cause the shares of Buyer Common Stock to be issued in the Merger to be authorized for listing on the Nasdaq, subject to official notice of issuance, prior to the Effective Time.
6.5          Employee Matters.
(a)          Following the Effective Time, Buyer shall cause Southern Bank to maintain employee benefit plans and compensation opportunities for the benefit of employees (as a group) who are full-time active employees of FCB on the Closing Date ("Covered Employees") that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable (and equivalent) to the employee benefits and compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of Southern Bank; provided that (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of Southern Bank; and (ii) until such time as Covered Employees participate in the benefit plans and compensation opportunities that are made available to similarly situated employees of

Southern Bank, a Covered Employee's continued participation in employee benefit plans and compensation opportunities of FCB shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the Buyer Benefit Plans may commence at different times with respect to each Buyer Benefit Plan).
(b)          To the extent that a Covered Employee becomes eligible to participate in a Buyer Benefit Plan, Southern Bank shall cause such Buyer Benefit Plan to (i) recognize full-time years of prior service from the date of most recent hire of such Covered Employee with FCB for purposes of eligibility, participation, vesting and, except under any plan that determines benefits on an actuarial basis, for benefit accrual, but only to the extent that such service was recognized immediately prior to the Effective Time under a comparable Seller Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not operate to duplicate any benefits of a Covered Employee with respect to the same period of service; and (ii) with respect to any Buyer Benefit Plan that is a health, dental, vision plan or other welfare plan in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate, Southern Bank shall use its commercially reasonable best efforts to cause any pre-existing condition limitations or eligibility waiting periods under such Benefit Plan to be waived with respect to such Covered Employee to the extent such condition was or would have been covered under the Seller Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time.
(c)          Prior to the Effective Time, and except as set forth in Section 6.5(d), Seller shall take, and shall cause its Subsidiaries to take, all reasonable actions that may be necessary or appropriate to (i) cause the Seller Compensation and Benefit Plans to terminate as of the Effective Time, or as of the date immediately preceding the Effective Time, or with respect to any Seller Compensation and Benefit Plan that is a multiple employer plan, to terminate its participation in such plan (and at the request of Buyer to withdraw from such plan) no later than the date immediately preceding the Effective Time, (ii) cause benefit accruals and entitlements under any Seller Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time, (iii) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any Seller Benefit Plan for such period as may be requested by Buyer, or (iv) notwithstanding the provisions of (i) above, to the extent agreed to by Buyer, facilitate the merger of any Seller Benefit Plan into any employee benefit plan maintained by Buyer or a Buyer Subsidiary. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 6.5(c) shall be subject to Buyer's reasonable prior review and approval, which shall not be unreasonably withheld.
(d)          Buyer shall cause Southern Bank to provide to a Covered Employee who is not an executive officer and not otherwise entitled to contractual or other severance or change in control benefits, a severance benefit in the amount of one (1) week base pay for each full year of full time employment with FCB from his or her most recent hire date with a maximum severance benefit of thirteen (13) weeks base pay, if and only if (i) such Covered Employee's employment is involuntarily terminated by Southern Bank without cause at the time of or within one (1) year following the Effective Time and (ii) such Covered Employee executes a release of all employment claims, which release shall be in a form that complies with Section 409A of the Code and is reasonably acceptable to Southern Bank.
(e)          Nothing in this Section 6.5 shall be construed to limit the right of Buyer or any of its Subsidiaries (including, following the Closing Date, any Seller Subsidiary) to amend or terminate any Seller Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 6.5 be construed to require Southern Bank to retain the employment of any particular Covered Employee for any fixed period of time following the Effective Time.
6.6          Officers' and Directors' Insurance; Indemnification.
(a)          Buyer shall purchase, prior to the Effective Time, a prepaid three (3) year "tail" policy providing single limit coverage under its current officers' and directors' liability and insurance policy for a premium cost not to exceed 150% of the current annual premium for such insurance (the "Insurance Amount").  If such tail policy cannot be obtained for the Insurance Amount, then Buyer shall purchase as much comparable insurance as is available for the Insurance Amount.  The officers and directors of Seller may be required to make application and provide customary representations and warranties to the insurance carrier for the purpose of obtaining such insurance.
(b)          For five (5) years from and after the Effective Time, Buyer shall indemnify and hold harmless each person who is now, or who has been at any time before the date of this Agreement, or who becomes before the Effective Time, a director or officer of Seller (each, a "Seller Indemnified Party") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Buyer, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative or investigation (each, a "Claim"), in which a Seller Indemnified Party is, or is threatened to be made, a party or witness or arising out of the fact that such person is or was a director or officer of Seller if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent permitted under the Seller Articles or Seller Bylaws to the extent permitted by applicable law including 12 USC 1828(k) and the regulations thereunder and Regulatory Agencies.
(c)          In connection with the indemnification provided pursuant to Section 6.6(b), Buyer (i) will advance expenses, promptly after statements therefor are received, to each Seller Indemnified Party to the fullest extent permitted by law and Governmental Entities (provided the individual to whom expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such individual is not entitled to indemnification), including the payment of the fees and expenses of one counsel with respect to a matter, and one local counsel in each applicable jurisdiction, if necessary or appropriate, selected by such Seller Indemnified Party or multiple Seller Indemnified Parties, it being understood that they collectively shall only be entitled to one counsel and one local counsel in each applicable jurisdiction where necessary or appropriate (unless a conflict shall exist between them in which case they may retain separate counsel), all such counsel shall be reasonably satisfactory to Buyer and (ii) will cooperate in the defense of any such matter.
(d)          This Section 6.6 shall survive the Effective Time, is intended to benefit each Seller Indemnified Party (each of whom shall be entitled to enforce this Section against Buyer), and shall be binding on all successors and assigns of Buyer.
(e)          In the event Buyer or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to one or more other persons or entities, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer assume the obligations set forth in this Section 6.6.
6.7	No Solicitation.
(a)          Seller agrees that, except as expressly permitted by Section 6.7(b), from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 8.1, it will not, and will cause its Subsidiaries and its Subsidiaries' officers, directors, and employees (the "Seller Individuals") not to, and will use its commercially reasonable best efforts to cause Seller and its Subsidiaries' agents, advisors and controlled affiliates, accountants, legal counsel, and financial advisors (the "Seller Representatives") not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any discussions or negotiations concerning, or provide any confidential or nonpublic information or data concerning its and/or its Subsidiaries business, properties or assets ("Seller Confidential Information") to, or have any discussions with, any person or entity relating to, any Acquisition Proposal (as defined below). Seller will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons or entities other than Buyer with respect to any Acquisition Proposal and will use its commercially reasonable best efforts, subject to applicable law, to enforce any confidentiality or similar agreement relating to such an Acquisition Proposal.
(b)          Notwithstanding anything to the contrary in Section 6.7(a), at any time from the date of this Agreement and prior to obtaining the Seller Shareholder Approval, in the event Seller receives an unsolicited Acquisition Proposal and the board of directors of Seller determines in good faith that such Acquisition Proposal constitutes a Superior Proposal (as defined below) or is reasonably likely to result in a Superior Proposal, Seller may, and may permit its Subsidiaries and the Seller Individuals and the Seller Representatives to, (i) negotiate the terms of, and enter into, a confidentiality agreement with terms and conditions no less favorable to Seller than the Confidentiality Agreement (an "Acceptable Confidentiality Agreement"), (ii) furnish or cause to be furnished Seller Confidential Information to the person or entity making such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement,  and (iii) negotiate and participate in such negotiations or discussions with the person or entity making such Acquisition Proposal concerning such Acquisition Proposal, if the board of directors of Seller determines in good faith (following consultation with counsel) that failure to take such actions would result in a violation of its fiduciary duties under applicable law.
(c)          The board of directors of Seller shall not (nor shall any committee thereof) withdraw or modify, in a manner adverse to Buyer, the Seller Board Recommendation or make or cause to be made any third party or public communication proposing or announcing an intention to withdraw or modify in any manner adverse to Buyer the Seller Board Recommendation (any such action, a "Change in Recommendation"). Notwithstanding the foregoing, the board of directors of Seller (including any committee thereof) may, at any time prior to obtaining the Seller Shareholder Approval, effect a Change in Recommendation in response to a bona fide written unsolicited Acquisition Proposal made after the date of this Agreement that the board of directors of Seller determines in good faith (after consultation with Seller's outside legal counsel) constitutes a Superior Proposal; provided, however, that the board of directors of Seller may not make a Change in Recommendation, or terminate this Agreement pursuant to Section 8.1(f), with respect to an Acquisition Proposal until it has given Buyer at least four (4) business days, following Buyer's initial receipt of written notice that the board of directors of Seller has determined that such Acquisition Proposal is a Superior Proposal and the reasons therefor, to respond to any such Acquisition Proposal and, taking into account any amendment or modification to this Agreement proposed by Buyer, the board of directors of Seller determines in good faith (after consultation with counsel) that such Acquisition Proposal continues to constitute a Superior Proposal.
(d)          Seller will promptly (and in any event within two (2) business days) advise Buyer in writing following receipt of any Acquisition Proposal and the substance thereof (including the identity of the person or entity making such Acquisition Proposal), and will keep Buyer apprised of any related developments, discussions and negotiations (including the terms and conditions, whether written or oral, of the Acquisition Proposal) on a current basis.
(e)          As used in this Agreement, the following terms have the meanings set forth below:
"Acquisition Proposal" means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving Seller or FCB or any proposal or offer to acquire in any manner more than 24.99% of the voting power in, or more than 24.99% of the fair market value of the business, assets or deposits of, Seller or FCB, other than the transactions contemplated by this Agreement.
"Superior Proposal" means a written Acquisition Proposal that the board of directors of Seller concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger, (i) after receiving the advice of its financial advisors (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, however, that for purposes of the definition of "Superior Proposal," the references to "more than 24.99%" in the definition of Acquisition Proposal shall be deemed to be references to "a majority".
6.8          Notification of Certain Matters.  Each of the Parties shall give prompt written notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein. Each of Seller and Buyer shall promptly inform the other in writing upon receiving notice of any claim, demand, cause of action or investigation by any Governmental Entity or third party against, or threatened against, it or any of its Subsidiaries or any of their respective assets, properties, or any of their respective directors, officers or employees in their individual capacities as such.
6.9          Correction of Information.  Each of Seller and Buyer shall promptly correct and supplement in writing any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, without taking into account any Material Adverse Effect qualification, and shall include all facts necessary to make such information correct and complete in all material respects at all times; provided, however, that in each case, such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or any failure of a condition under Article VII, or to otherwise limit or affect in any way the remedies available hereunder to any party receiving such notice.

6.10          System Integration.  From and after the date hereof, Seller shall cause FCB and its directors, officers and employees to, and shall make all commercially reasonable best efforts (without undue disruption to either business) to cause FCB's data processing consultants and software providers to, cooperate and assist FCB and Southern Bank in connection with the planned electronic and systematic conversion of all applicable data of FCB to the Southern Bank system to occur after the Effective Time, including the training of FCB employees without undue disruption to FCB's business, during normal business hours; it being understood that such training shall be at the expense of Buyer or Southern Bank (not to include FCB's employee payroll).
6.11          Coordination; Integration.  Subject to applicable law and regulation, during the period from the date hereof until the Effective Time, Seller shall cause the President of FCB to assist and confer with the officers of Southern Bank, on a weekly basis, relating to the development, coordination and implementation of the post-Merger operating and integration plans of Southern Bank, as the Surviving Bank in the Bank Merger.
6.12          Delivery of Agreements.  Seller shall cause the Voting Agreements to be executed by the stockholder listed on Exhibit A and delivered to Buyer within 24 to 48 hours following the execution of this Agreement and the Officer's Agreements to be executed and delivered to Buyer prior to or simultaneously with the execution of this Agreement.
6.13          Press Releases.  Each of Seller and Buyer agrees that it will not, without the prior approval of the other party, file any material pursuant to SEC Rules 165 or 425, or issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or Nasdaq rules.
6.14          Exchange Offer.  Seller shall consummate the Exchange Offer in accordance with the terms and conditions as set forth in the Exchange Agreement.
6.15          Preparation of Offering Circular.  Within 60 days after the execution of this Agreement, Seller and Buyer shall jointly prepare an Offering Circular for the shareholders of FCB that describes the Exchange Offer, the Merger and matters relating to consummating such transactions, and contains business and financial information about Buyer and Seller and their respective Subsidiaries. Seller and Buyer shall each use commercially reasonable efforts to cause the Offering Circular to comply with applicable federal and state securities laws requirements.  Each of Seller and Buyer agrees to provide promptly to the other such information concerning its business and that of its Subsidiaries and its financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Offering Circular, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Offering Circular. Seller will promptly advise Buyer, and Buyer will promptly advise Seller, in writing, if at any time prior to the Effective Time either Seller or Buyer shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Offering Circular in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law.  Seller agrees to deliver the Offering Circular to the holders of FCB common stock as soon as reasonably practicable after the date hereof.
6.16          The Bank Merger.  After consummation of the Exchange Offer, if there are any holders, other than Seller, of the common stock of FCB who did not execute the Exchange Agreement and participate in the Exchange Offer ("Non-Participating FCB Minority Stockholders"), then Buyer agrees that it will, after the Effective Time, take the necessary steps to adopt a new or amended plan of merger

(the "Amended Bank Plan of Merger") pursuant to Section 351.447 of the GBCLM, providing for the merger of FCB with and into Southern Bank (the "FCB Minority Participating Bank Merger"), and will provide in such Amended Bank Plan of Merger for the shares of FCB common stock owned by the Non-Participating FCB Minority Stockholders to be converted into the right to receive consideration payable by Buyer that is identical in form and amount to the Merger Consideration that the Non-Participating Minority Stockholders would have been entitled to receive under this Agreement had they executed the Exchange Agreement and participated in the Exchange Offer, subject to their rights under the General and Business Corporation Law of Missouri, as amended, to demand payment of the value of their shares of FCB common stock.  The Parties hereby acknowledge that consummation of the FCB Minority Participating Bank Merger may be delayed following the Effective Time, due to additional shareholder and/or regulatory approvals that may be required to consummate that transaction.
ARTICLE VII

 CONDITIONS PRECEDENT
7.1          Conditions to Each Party's Obligations.  The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction or, to the extent permitted by law, waiver by each of Seller and Buyer, at or prior to the Closing Date of the following conditions:
(a)          Shareholder Approval. The Seller Shareholder Approval shall have been obtained.
(b)          Nasdaq Listing. To the extent required, Buyer shall have filed with Nasdaq a notification form for the listing of all shares of Buyer Common Stock to be delivered as Merger Consideration, and Nasdaq shall not have objected to the listing of such shares of Buyer Common Stock.
(c)          Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.
(d)          No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Merger or the Bank Merger shall be in effect.
7.2          Conditions to Obligations of Buyer.  The obligation of Buyer to effect the Merger is also subject to the satisfaction, or, to the extent permitted by law, waiver by Buyer, at or prior to the Closing Date, of the following conditions:
(a)          Representations and Warranties.  The representations and warranties of Seller set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement, and (ii) true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time; provided, however, that
(i)
the representations and warranties in Sections 3.2 (Capitalization) (other than inaccuracies that are de minimis in amount and effect), 3.7(c) and (d) (Financial Reports; Absence of Certain Changes or Events), 3.12 (Broker's Fees), and 3.15 (Seller Information) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time, except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date;

(ii)
the representations and warranties in Section 3.5 (Authority; No Violation) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time; and

(iii)
no other representation or warranty of Seller shall be deemed untrue or incorrect as of the Effective Time as a consequence of events or circumstances arising after the date hereof that were not voluntary or intentional acts by or omissions of Seller or any of its Subsidiaries, unless such event or circumstance, individually or taken together with other facts, events or circumstances inconsistent with any representation or warranty of Seller has had or would reasonably be expected to result in a Material Adverse Effect on Seller;

provided, further, that for purposes of clause (C) above, any qualification or exception for, or reference to, materiality (including the terms "material," "materially," "in all material respects" or similar terms or phrases) or Material Adverse Effect in any such representation or warranty shall be disregarded; and Buyer shall have received a certificate signed on behalf of Seller by the Chief Executive Officer or the Chief Financial Officer of Seller to the foregoing effect.
(b)          Performance of Obligations of Seller and Certain Seller Stockholders. Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Buyer shall have received a certificate signed on behalf of Seller by the President or the Chief Financial Officer of Seller to such effect. All Seller stockholders listed on Exhibit A shall have delivered to Buyer a signed Voting Agreement within 24 to 48 hours following the execution of this Agreement.
(c)          Third Party Consents.  Seller shall have obtained the written consent from each person or entity who is a counterparty to or beneficiary of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation set forth in Section 3.5(b) of the Seller Disclosure Schedule (or which was required to be set forth in Section 3.5(b) of the Seller Disclosure Schedule).
(d)          Regulatory Approvals.  All regulatory authorizations, consents, orders or approvals from Regulatory Agencies and other Governmental Entities required to consummate the Merger and the Bank Merger shall have been obtained without the imposition of any condition or requirement, which individually or in the aggregate, is deemed unduly burdensome by Buyer including any condition that would increase the minimum regulatory capital requirements of Buyer or Southern Bank (an "Unduly Burdensome Condition") and such authorizations, consents, orders and approvals shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the "Requisite Regulatory Approvals").

(e)          Dissenting Shares.  Dissenting Shares shall be less than five percent (5%) of the issued and Assumed Outstanding Seller Common Stock.
(f)          Opinion of Tax Counsel.  Buyer shall have received an opinion from Silver, Freedman, Taff & Tiernan LLP, special counsel to Buyer, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.  In rendering its opinion, Silver, Freedman, Taff & Tiernan LLP may require and rely upon representations contained in letters from each of Buyer and Seller.
(g)          Executed Officer's Agreements. Buyer shall have received executed Officer's Agreements from each officer of Seller or FCB as set forth in Exhibit B.
(h)          Seller shall have entered into the Exchange Agreement with the holders of at least 80% of the outstanding shares of the common stock of FCB not owned by Seller and completed the Exchange Offer and issuance of shares of Seller Common Stock to such holders in accordance with the Exchange Agreement.
7.3          Conditions to Obligations of Seller.  The obligation of Seller to effect the Merger is also subject to the satisfaction or waiver by Seller at or prior to the Effective Time of the following conditions:
(a)          Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement, and (ii) true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time; provided, however, that
(i)
the representations and warranties in Sections 4.2 (Capitalization) (other than inaccuracies that are de minimis in amount and effect), 4.7(e) and (f) (Financial Reports and SEC Documents; Absence of Certain Changes) and 4.25 (Buyer Information) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time, except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date;

(ii)
the representations and warranties in Section 4.5 (Corporate Authority) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time; and

(iii)
no other representation or warranty of Buyer shall be deemed untrue or incorrect as of the Effective Time as a consequence of events or circumstances arising after the date hereof that were not voluntary or intentional acts by or omissions of Buyer or any of its Subsidiaries, unless such event or circumstance, individually or taken together with other facts, events or circumstances inconsistent with any representation or warranty of Buyer has had or would reasonably be expected to result in a Material Adverse Effect on Buyer;

provided, further, that for purposes of clause (C) above, any qualification or exception for, or reference to, materiality (including the terms "material," "materially," "in all material respects" or similar terms or phrases) or Material Adverse Effect in any such representation or warranty shall be disregarded; and Seller shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer or the Chief Financial Officer of Buyer to the foregoing effect.
(b)          Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Seller shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer or the Chief Financial Officer of Buyer to such effect.
(c)          Opinion of Tax Counsel.  Seller shall have received an opinion from Yewell G. Lawrence, Jr. Esq., special counsel to Seller, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.  In rendering his opinion, Yewell G. Lawrence, Jr. Esq., may require and rely upon representations contained in letters from each of Buyer and Seller.

ARTICLE VIII
TERMINATION AND AMENDMENT
8.1          Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Seller Shareholder Approval, by action of the board of directors of a party, as follows:
(a)          by the written mutual consent of Seller and Buyer;
(b)          by either Seller or Buyer, if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform any covenant or agreement in this Agreement required to be performed prior to the Effective Time;
(c)          by either Seller or Buyer, if the Merger shall not have been consummated on or before December 31, 2018, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;
(d)          by either Seller or Buyer (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Seller, in the case of a termination by Buyer, or Buyer, in the case of a termination by Seller, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of any of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within twenty (20) days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period;
(e)          by Buyer if (i) the board of directors of Seller (or any committee thereof) shall have failed to make the Seller Board Recommendation or made a Change in Recommendation or (ii) Seller shall have materially breached any of the provisions set forth in Section 6.7;
(f)          by Seller prior to obtaining the Seller Shareholder Approval in order to enter into an agreement relating to a Superior Proposal in accordance with Section 6.7; provided, however, that Seller has (i) not materially breached the provisions of Section 6.7, and (ii) complied with its payment obligation under Section 8.4(a);
(g)          by either Seller or Buyer, if the provisions of Section 8.1(e) are not applicable and the shareholders of Seller fail to provide the Seller Shareholder Approval at a duly held meeting of shareholders or at an adjournment or postponement thereof.
The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), or (g) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.3, specifying the provision or provisions hereof pursuant to which such termination is effected.
8.2          Effect of Termination.  In the event of termination of this Agreement by either Seller or Buyer as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Seller, Buyer, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 8.2, 8.3, 8.4,  9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9 and 9.10 shall survive any termination of this Agreement, and (ii) if this Agreement is terminated under Section 8.1(d), the non-terminating party shall not, except as provided in Section 8.4(c), be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.
8.3          Fees and Expenses.  Except with respect to costs and expenses of printing and mailing the Proxy Statement, which shall be borne by Buyer, and all filing and other fees in connection with any filing with the SEC, which shall be borne by Buyer, all fees and expenses incurred in connection with the Merger, the Bank Merger, this Agreement, and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.
8.4	Termination Fee.
(a)          If this Agreement is terminated pursuant to Section 8.1(e) or (f), then (i) in the case of termination under Section 8.1(e), Seller shall immediately following such termination pay Buyer an amount equal to seven hundred fifty thousand dollars ($750,000) (the "Termination Fee"), and (ii) in the case of termination under Section 8.1(f), Seller shall, simultaneously with such termination and as a condition thereof, pay Buyer the Termination Fee, in each case in same-day funds.

(b)          If this Agreement is terminated by either party under Section 8.1(g), and prior thereto there has been publicly announced an Acquisition Proposal, then if within one year of such termination Seller or FCB either (A) enters into a definitive agreement with respect to an Acquisition Proposal or (B) consummates an Acquisition Proposal, Seller shall immediately pay Buyer the Termination Fee set forth in Section 8.4(a) in same-day funds. For purposes of clauses (A) and (B) above, the reference to 24.99% in the definition of Acquisition Proposal shall be "a majority".
(c)          The payment of the Termination Fee shall fully discharge Seller from any and all liability under this Agreement and related to the transactions contemplated herein, and Buyer shall not be entitled to any other relief or remedy against Seller. If the Termination Fee is not payable, Buyer may pursue any and all remedies available to it against Seller on account of a willful and material breach by Seller of any of the provisions of this Agreement. Moreover, if the Termination Fee is payable pursuant to Section 8.1(e)(ii), Buyer shall have the right to pursue any and all remedies available to it against Seller on account of the willful and material breach by Seller of Section 6.7 in lieu of accepting the Termination Fee under Section 8.4(a), Seller may pursue any and all remedies available to it against Buyer on account of a willful and material breach by Buyer of any of the provisions of this Agreement.
8.5          Amendment.  This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Seller; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of Seller, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.
8.6          Extension; Waiver.  At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective board of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
ARTICLE IX

GENERAL PROVISIONS
9.1          Closing.  On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the "Closing") shall take place on a date mutually agreed to by the parties which will coordinate with the date scheduled with Buyer's data processor for the conversion of Seller's data (but no earlier than five business days) after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the Parties (the "Closing Date").
9.2          Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.6 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.
9.3          Notices.  All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a)        if to Buyer or Merger Sub, to:
Southern Missouri Bancorp, Inc.
 2991 Oak Grove Road
Poplar Bluff, Missouri 63901
Attention:  Greg A. Steffens, Chief Executive Officer and Chief Executive Officer
 Email: GSteffens@bankwithsouthern.com

with a copy to:
Silver, Freedman, Taff & Tiernan LLP
 3299 K Street, N.W., Suite 100
Washington, D.C. 20007
Attention:  Martin L. Meyrowitz, P.C.
 Email: mey@sfttlaw.com

(b)        if to Seller, to:
            Gideon Bancshares Company
            304 North Walnut
Dexter, MO 63841
Attention: Rickey A. Stubbs, Chairman and President
                         Email:

with a copy to:

Yewell G. Lawrence, Jr.
Attorney at Law
1420 W. Business 60
Dexter, MO 63841
Email: bud@yglawrence.com

9.4          Interpretation.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." All schedules and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the Parties that such provision, covenant or restriction be enforced to the maximum extent permitted.
9.5          Counterparts.  This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other party, it being understood that each party need not sign the same counterpart.
9.6          Entire Agreement.  This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior written, and prior or contemporaneous oral, agreements and understandings, between the Parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.
9.7          Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Missouri applicable to contracts made and performed entirely within such state, without regard to any applicable conflicts of law principles or any other principle that could require the application of the application of the law of any other jurisdiction.
9.8          Publicity.  Neither Seller nor Buyer shall, and neither Seller nor Buyer shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld or delayed) of Buyer, in the case of a proposed announcement or statement by Seller, or Seller, in the case of a proposed announcement or statement by Buyer; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the Nasdaq.
9.9          Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other party (which shall not be unreasonably withheld or delayed). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns. Except for Section 6.6, which is intended to benefit each Seller Indemnified Party, or as otherwise specifically provided herein, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the Parties hereto any rights or remedies under this Agreement.
9.10          Specific Performance; Time of the Essence.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the Parties shall be entitled specific performance of the terms hereof, without the necessity of demonstrating irreparable harm or posting of any bond or security, in addition to any other remedies to which they are entitled at law or equity. Time is of the essence for performance of the agreements, covenants and obligations of the Parties herein.

9.11          Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Buyer and Seller have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.
SOUTHERN MISSOURI BANCORP, INC.

By:	/s/ Greg A. Steffens
Name:	Greg A. Steffens
Title:	President and Chief Executive Officer

SOUTHERN MISSOURI ACQUISITION CORP. III

By:	/s/ Greg A. Stefeens
Name:	Greg A. Steffens
Title:	President

GIDEON BANCSHARES COMPANY

By:	/s/ Rickey A. Stubbs
Name:	Rickey A. Stubbs
Title:	Chairman and President

EXHIBIT A
Voting Agreement
June ____ 2018
Southern Missouri Bancorp, Inc.
2991 Oak Grove Road
Poplar Bluff, Missouri  63901
Attention:  Greg A. Steffens, President and Chief Executive Officer
Dear Ladies and Gentlemen:
The undersigned (the "Shareholder") owns shares, either of record or beneficially, of the common stock of Gideon Bancshares Company ("Seller") and of First Commercial Bank ("FCB"), the bank subsidiary of Seller.  The Shareholder understands that Southern Missouri Bancorp, Inc. ("you" or "Buyer") and Seller have entered into an Agreement and Plan of Merger (the "Merger Agreement") providing for, among other things, the merger of Seller with and into a subsidiary of Buyer formed for the purpose of facilitating the merger (the "Merger"), in which the outstanding shares of common stock of Seller will be exchanged for Buyer common stock and cash.
The Shareholder acknowledges that entering into this Voting Agreement is a condition to Buyer consummating the Merger.
The Shareholder confirms its agreement with Buyer as follows:
1.          The Shareholder represents and warrants that the Shareholder is the record or beneficial owner of that number of shares of common stock of Seller which is set forth opposite the Shareholder's signature on this Voting Agreement (the "Shares").
2.          The Shareholder agrees that it will not, and will not permit any company, trust or other entity controlled by the Shareholder to, contract to sell, sell or otherwise transfer or dispose of any of the Shares, other than pursuant to (i) a transfer where the transferee has agreed in writing to abide by the terms of this Voting Agreement in a form reasonably satisfactory to Buyer, (ii) a transfer by will or operation of law, or (iii) a transfer made with the prior written consent of Buyer.
3.          Except as provided in Section 2 of this Voting Agreement, the Shareholder agrees to vote (or cause to be voted) all of the Shares;
(a)	in favor of the approval of the Merger Agreement and Merger and any action required in furtherance thereof at any meeting of shareholders of Seller called to consider and vote on the Merger Agreement;
(b)
against any proposal made in opposition to or in competition with the consummation of the Merger, including, without limitation, any Acquisition Proposal (as defined in the Merger Agreement) at any meeting of shareholders called to consider and vote on the Merger Agreement; and

(c)	in favor of the Exchange Offer (as defined in the Merger Agreement).

4.          The Shareholder represents and warrants to Buyer that (a) the Shareholder has full legal capacity, power and authority to enter into and perform this Voting Agreement, and (b) this Voting Agreement is the legal, valid and binding agreement of the Shareholder enforceable against the Shareholder in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.
5.          This Voting Agreement shall automatically terminate upon the first to occur of (a) termination of the Merger Agreement in accordance with its terms; (b) the approval of the Merger Agreement and the Exchange Offer and the transactions contemplated thereby by Seller's and FCB's shareholders; (c) the effective date of any amendment to the Merger Agreement that reduces the amount of the merger consideration or alters the form of the merger consideration; or (d) mutual agreement in writing of the parties hereto providing for the termination hereof.
6.          The Shareholder agrees that it will not bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any action, claim, suit or cause of action, at law or in equity, in any court or before any governmental entity, that challenges the validity of or seeks to enjoin the operation of any provision of this Voting Agreement or the Merger Agreement.
7.          Wherever in this Voting Agreement there is a reference to a number of shares of stock, then, upon the occurrence of any recapitalization, subdivision, combination or stock dividend of such class of stock, the number of shares so referenced in this Voting Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class of stock by such recapitalization, subdivision, combination or stock dividend.
8.          This Voting Agreement may be amended, modified or supplemented at any time by mutual agreement in writing of the parties hereto.
9.          This Voting Agreement evidences the entire agreement between the parties hereto with respect to the matters provided for herein, and there are no agreements, representations or warranties with respect to the matters provided for herein other than those set forth herein.
10.          The parties agree that, if any provision of this Voting Agreement shall under any circumstances be deemed invalid or inoperative, this Voting Agreement shall be construed with the invalid or inoperative provisions deleted, and the rights and obligations of the parties shall be construed and enforced accordingly.
11.          This Voting Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.
12.          The validity, construction, enforcement and effect of this Voting Agreement shall be governed by the laws of the State of Missouri.
13.          This Voting Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and upon their respective executors, personal representatives, administrators, heirs, legatees, guardians, other legal representatives and successors.  This Voting Agreement shall survive the termination and/or dissolution of the Shareholder and the distribution of the Shares to the beneficiaries and/or successors in interest and shall be binding upon such beneficiaries' and/or successors in interest.

14.          Nothing in this Voting Agreement shall be construed to give Buyer any rights to exercise or direct the exercise of voting power as owner of the Shares or to vest in Buyer any direct or indirect ownership or incidents of ownership of or with respect to any of the Shares.  All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholder, notwithstanding the provisions of this Voting Agreement, and Buyer shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Seller or to exercise any power or authority to direct the Shareholder in voting any of the Shares, except as otherwise expressly provided herein.
15.          The Shareholder agrees that, in the event of its breach of any of the terms of this Voting Agreement, Buyer shall be entitled to such remedies and relief against the Shareholder as are available at law or in equity.  The Shareholder acknowledges that there is not an adequate remedy at law to compensate Buyer for a violation of this Voting Agreement, and irrevocably waives, to the extent permitted by law, any defense that it might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief, or other equitable relief.  The Shareholder agrees to the granting of injunctive relief, without the posting of any bond, and further agrees that if any bond shall be required, such bond shall be in a nominal amount.
16.          The Shareholder hereby authorizes Seller and Buyer to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission and in the proxy statement for the meeting of shareholders of Seller called to consider and vote on the Merger Agreement the Shareholder's identity and ownership of the Shares and the nature of the Shareholder's obligations under this Voting Agreement.
Please confirm that the foregoing correctly states the understanding between the Shareholder and Buyer by signing and returning to the Shareholder a counterpart hereof.

[Signature Page Follows.]

Signature of Shareholder:

Number of Shares of	Very truly yours,
Common Stock of Gideon Bancshares Company: _____________________ Common Stock of First Commercial Bank: _____________________
______________________________
Signature of Executor

______________________________
Signature of Executor

______________________________
Signature of Executor

______________________________
Signature of Executor

______________________________
Signature of Executor

(Print Name of Shareholder)
______________________________ (Print Name of Trust, if applicable)

Accepted and Agreed to as of this
_____ day of _______ ___, 201__:
SOUTHERN MISSOURI BANCORP, INC.
By:       ______________________________
Greg A. Steffens, President and
  Chief Executive Officer

Addendum to Voting Agreement1
(for execution where Shareholder
 signs in fiduciary capacity)
This Addendum to Voting Agreement is attached to and made a part of that certain Voting Agreement dated _______ ___, 201__ (the "Voting Agreement") between ____________________, as Trustee of the ____________________ Trust dated ____________________ (the "Trust"), and Southern Missouri Bancorp, Inc. ("Buyer")  The undersigned grantor (the "Grantor") of the Trust hereby represents and warrants to, and agrees with, Buyer and the Shareholder as follows:
(1)                    Capitalized terms used, but not otherwise defined, in this Addendum shall have the respective meanings specified in the Voting Agreement.
(2)                    The Shareholder, as Trustee of the Trust, is the record owner of the Shares.
(3)                    The Grantor is the grantor and sole current income beneficiary of the Trust, with full power and authority to revoke the Trust.
(4)                    The Grantor ratifies, confirms and approves in all respects the execution and delivery of the Voting Agreement by the Shareholder, as Trustee of the Trust, irrespective of any conflict of interest that the Shareholder may have concerning the Voting Agreement, any such conflict of interest being hereby waived by the Grantor.
Signature of Grantor:

(Signature)

(Print Name)

Date Signed: ________________________________

[1]	NTD: This addendum has been prepared for a specific type of trust and may need to be modified on a case-by-case basis, to the extent needed to deal with a different type of trust or estate.

EXHIBIT B
OFFICER'S AGREEMENT

This OFFICER'S AGREEMENT (this "Agreement") is made and entered into as of the ___ day of June 2018 (but shall be effective as of the Effective Time (as hereinafter defined), between Southern Bank (the "Bank" or the "Employer"), a Missouri chartered trust company with banking powers which is a wholly owned subsidiary of Southern Missouri Bancorp, Inc. (the "Corporation"), and Brett Dorton (the "Officer").

WITNESSETH

WHEREAS, pursuant to an Agreement and Plan of Merger by and between the Corporation, Southern Missouri Acquisition Corp. III ("Merger Sub") and Gideon Bancshares Company (the "Seller") dated as of June __, 2018 (the "Merger Agreement"), the Seller will merge with and into the Merger Sub, with the Merger Sub as the surviving corporation (the "Merger"), (b) as soon as reasonably practicable following the Merger, the Merger Sub will merge with and into the Corporation, with the Corporation surviving (the "Second Step Merger"), and (c) following the Second Step Merger, First Commercial Bank, a Missouri chartered bank and wholly owned subsidiary of the Seller ("Seller Bank"), will merge with and into the Bank, with the Bank as the surviving entity (the "Bank Merger");

WHEREAS, as of the date of this Agreement, the Officer is a director of the Seller and Seller Bank and the President of the Seller Bank;

WHEREAS, the Officer is an owner of shares of the capital stock of the Seller;

WHEREAS, the Bank believes that it is important to take reasonable measures to maintain and protect the franchise value of the Seller and Seller Bank subsequent to the closing of the Merger, including retaining key employees and key customer relationships;

WHEREAS, the Officer is entering into this Agreement to induce the Corporation to simultaneously enter into the Merger Agreement and to consummate the Merger;

WHEREAS, the Bank and the Officer agree that in order to maintain the franchise value of the Seller, it is important to the Bank that the Officer be employed by the Bank effective as of the Effective Time (as such term is defined in the Merger Agreement);

WHEREAS, the Officer will receive economic benefit from the consummation of the Merger by virtue of the Officer being the owner of shares of capital stock of the Seller and through the payout of his severance agreement with Seller Bank;

WHEREAS, the Bank desires to assure itself of the continued availability of the Officer's services as provided in this Agreement; and

WHEREAS, the Officer is willing to serve the Bank on the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the Bank and the Officer hereby agree as follows:

1.          Definitions.  The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

(a)          Base Salary.  "Base Salary" shall have the meaning set forth in Section 3(a) hereof.

(b)          Cause. Termination of the Officer's employment for "Cause" shall mean the good faith determination of the Board of Directors of the Bank, in the exercise of its reasonable judgment, that the Officer (1) has violated a material provision of this Agreement or is grossly negligent in the performance of his duties hereunder; (2) has violated any material written policy or directive of the Bank; (3) has committed a fraudulent act or practice that materially affects the Bank; (4) has been convicted of, pled guilty or no contest to, or admitted in court to a felony act of any kind or an act of fraud, misappropriation or embezzlement; (5) has engaged in misconduct that is materially injurious to the Bank or has committed a willfully dishonest act intended to result in substantial personal enrichment of himself or others to the detriment of the Bank; (6) has willfully violated, in any material respect, any law, rule or regulation (other than traffic violations or similar offenses not material in nature); or (7) has been prohibited from engaging in the business of banking by any applicable governmental regulatory agency; provided that with respect to a termination for Cause under clauses (1) and (2) of this section, the Officer will be entitled to receive a notice specifying in detail the alleged basis for termination, and the Officer will have fifteen (15) days from the receipt of such notice to cure the basis specified in the notice to the reasonable satisfaction of the Bank prior to his employment being terminated for Cause on such basis, and provided further, that the Bank may suspend the Officer without pay during the cure period.

(c)          Code.  "Code" shall mean the Internal Revenue Code of 1986, as amended.

(d)          Date of Termination.  "Date of Termination" shall mean (i) if the Officer's employment is terminated for Cause, the date on which the Notice of Termination is given, and (ii) if the Officer's employment is terminated for any other reason, the date specified in such Notice of Termination.

(e)          Disability.  "Disability" shall mean the Officer (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer.

(f)          Effective Date.  The Effective Date of this Agreement shall mean the Effective Time as defined in the Merger Agreement, provided that the Officer is still employed by the Seller Bank immediately prior to the Effective Time, and provided further that this Agreement shall automatically terminate and be null and void upon any termination of the Merger Agreement in accordance with its terms.

(g)          Good Reason.  "Good Reason" means the occurrence of any of the following conditions:

(i)
any material breach of this Agreement by the Bank, including without limitation any of the following: (A) a material diminution in the Officer's Base Salary, (B) a material diminution in the Officer's authority, duties or responsibilities as described in Section 2, or (C) a material diminution in the authority, duties or responsibilities of the supervisor to whom the Officer is required to report, or

(ii)	any relocation of the Officer's primary work location outside of a 25-mile radius of Dexter, Missouri;

provided, however, that prior to any termination of employment for Good Reason, the Officer must first provide written notice to the Bank within ninety (90) days of the initial existence of the condition, describing the existence of such condition, and the Bank shall thereafter have the right to remedy the condition within thirty (30) days of the date the Bank received the written notice from the Officer.  If the Bank remedies the condition within such thirty (30) cure period, then no Good Reason shall be deemed to exist with respect to such condition.  If the Bank does not remedy the condition within such thirty (30) day cure period, then the Officer may deliver a Notice of Termination for Good Reason at any time within sixty (60) days following the expiration of such cure period.

(h)          Notice of Termination.  Any purported termination of the Officer's employment by the Bank for any reason, including without limitation for Cause, Disability or Retirement, or by the Officer for any reason, including without limitation for Good Reason, shall be communicated by a written "Notice of Termination" to the other party hereto.  For purposes of this Agreement, a "Notice of Termination" shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Officer's employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be effective immediately if the Bank terminates the Officer's employment for Cause, and (iv) is given in the manner specified in Section 10 hereof.

(j)          Retirement.  "Retirement" shall means voluntary termination by the Officer which constitutes a retirement, including early retirement, under the Bank's 401(k) plan.

2.          Term of Employment and Duties.

(a)          Provided that the Officer continues to remain employed by the Seller Bank until and as of the Effective Time of the Merger, the Bank agrees to employ the Officer as the Executive Vice President - Strategies of the Bank commencing as of the Effective Date, and the Officer hereby accepts said employment and agrees to render such services to the Bank on the terms and conditions set forth in this Agreement.  The terms and conditions of this Agreement shall be and remain in effect during the period beginning on the Effective Date of this Agreement and ending on the one-year anniversary of the Effective Date (the "Employment Period"), provided that the provisions of Sections 11 and 12 of this Agreement shall continue in effect and survive any termination or expiration of this Agreement after the Effective Date.

(b)          The Officer shall work full-time on behalf of the Bank during the term of this Agreement.

(c)          During the term of Employment Period, the Officer shall be responsible for the sale of insurance and wealth management products and services of the Bank and shall oversee the processing of acquisitions, along with such other management responsibilities as may be assigned to him. The Officer shall report directly to the President and Chief Executive Officer of the Employer. In addition, the Officer shall perform such services for the Employer as may be consistent with his title and from time to time assigned to him by the President and Chief Executive Officer of the Employer.

(d)          Nothing in this Agreement shall be deemed to prohibit the Bank at any time from terminating the Officer's employment during the Employment Period for any reason, provided that the relative rights and obligations of the Bank and the Officer in the event of any such termination shall be determined under this Agreement.

3.          Compensation and Benefits.

(a)          The Employer shall compensate and pay the Officer for his services during the Employment Period at a minimum base salary of $182,000 per year, which amount may be increased from time to time in such amounts as may be determined by the Employer and may not be decreased without the Officer's express written consent ("Base Salary").  In addition to his Base Salary, the Officer shall be entitled to receive during the term of this Agreement such bonus payments as may be determined by the Employer.

(b)          During the Employment Period, the Officer shall be entitled to participate in and receive the benefits of any pension or other retirement benefit plan, profit sharing, employee stock ownership, or other plans, benefits and privileges given to employees of the Employer, to the extent commensurate with his then duties and responsibilities, as fixed by the Board of Directors of the Employer. The Bank shall not make any changes in such plans, benefits or privileges which would adversely affect the Officer's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all officers of the Bank and does not result in a proportionately greater adverse change in the rights of or benefits to the Officer as compared with any other officer of the Bank. Nothing paid to the Officer under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Officer pursuant to Section 3(a) hereof.

(c)          During the Employment Period, the Officer shall be entitled to paid time off in accordance with the policy as established from time to time by the Board of Directors of the Employer.  The Officer shall not be entitled to receive any additional compensation from the Employer for failure to utilize paid time off, except to the extent authorized by the Board of Directors of the Employer. During the Employment Period, the Officer shall also be allowed to continue to use the 2017 Ford F-150 truck acquired by Employer in the Bank Merger.

(d)          If the Officer remains in the continuous employ of the Employer in good standing through the completion of the data processing conversion in connection with the Bank Merger, then the Employer shall pay to the Officer a retention bonus of $30,000 in the first payroll period following such completion of the data processing conversion. If the Officer remains in the continuous employ of the Employer in good standing for the first 12 months following the Effective Date, then the Employer shall pay to the Officer a second retention bonus of $30,000 in the first payroll period following such 12-month anniversary. Such payments shall be a part of the pool established pursuant to Section 5.1(d) of the Merger Agreement.

(e)          The Bank acknowledges that the Officer will receive a payment of $364,000 (minus applicable tax withholdings) pursuant to his Severance Agreement with the Seller Bank dated October 15, 2004, which amount will be paid as of the Effective Time of the Merger, and a payment of $30,000 from Seller Bank upon execution of this Agreement (which payment shall be a part of the pool established pursuant to Section 5.1(d) of the Merger Agreement).

4.          Expenses.  The Employer shall reimburse the Officer or otherwise provide for or pay for all reasonable expenses incurred by the Officer in furtherance of or in connection with the business of the Employer, subject to such reasonable documentation and policies as may be established by the Board of Directors of the Employer.  If such expenses are paid in the first instance by the Officer, the Employer shall reimburse the Officer therefor.  Such reimbursement shall be paid promptly by the Employer and in accordance with its normal practices and procedures.

5.          Termination.

(a)          The Bank shall have the right, at any time upon prior Notice of Termination, to terminate the Officer's employment hereunder for any reason, including without limitation termination for Cause, Disability or Retirement, and the Officer shall have the right, upon prior Notice of Termination, to terminate his employment hereunder for any reason.

(b)          In the event that (i) the Officer's employment is terminated by the Bank for Cause or (ii) the Officer terminates his employment hereunder other than for Disability, Retirement, death or Good Reason, the Officer shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination.

(c)          In the event that the Officer's employment is terminated as a result of Disability, Retirement or the Officer's death during the Employment Period, the Officer shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination.

(d)          In the event that (i) the Officer's employment is terminated by the Employer for other than Cause, Disability, Retirement or the Officer's death or (ii) such employment is terminated by the Officer for Good Reason, then the Employer shall:

(A)          pay to the Officer, in a lump sum within thirty (30) days following the Date of Termination, a cash severance amount equal to the Officer's Base Salary for the remaining portion of the Employment Period, and

(B)          maintain and provide for a period ending at the earlier of (i) the one-year anniversary of the Effective Date or (ii) the date of the Officer's full-time employment by another employer (provided that the Officer is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph (B)), at no premium cost to the Officer, the continued participation of the Officer and his dependents in all group insurance, life insurance, health and accident insurance, and disability insurance offered by the Employer in which the Officer and his dependents were participating immediately prior to the Date of Termination, subject to compliance with Section 5(e) below.

(e)          Any insurance premiums payable by the Employer or any successors pursuant to this Section 5 shall be payable at such times and in such amounts (except that the Employer shall also pay any employee portion of the premiums) as if the Officer was still an employee of the Employer, subject to any increases in such amounts imposed by the insurance company or COBRA, and the amount of insurance premiums required to be paid by the Employer in any taxable year shall not affect the amount of insurance premiums required to be paid by the Employer in any other taxable year; provided, however, that if the Officer's participation in any group insurance plan is barred, the Employer shall either arrange to provide the Officer with insurance benefits substantially similar to those which the Officer was entitled to receive under such group insurance plan or, if such coverage cannot be obtained, pay a lump sum cash equivalency amount within thirty (30) days following the Date of Termination based on the annualized rate of premiums being paid by the Employer as of the Date of Termination.

6.          Limitation of Benefits under Certain Circumstances.  If the payments and benefits pursuant to Section 5 hereof, either alone or together with other payments and benefits which the Officer has the right to receive from the Bank or the Corporation or their predecessors or successors, would constitute a "parachute payment" under Section 280G of the Code, then the payments and benefits payable by the Bank pursuant to Section 5 hereof shall be reduced by the minimum amount necessary to result in no portion of the payments and benefits payable by the Bank under Section 5 being non-deductible to the Bank pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code.    If the payments and benefits under Section 5 are required to be reduced, the cash severance shall be reduced first, followed by a reduction in the fringe benefits.  The determination of any reduction in the payments and benefits to be made pursuant to Section 5 shall be based upon the opinion of independent tax counsel selected by the Bank and paid by the Bank.  Such counsel shall promptly prepare the foregoing opinion, but in no event later than thirty (30) days from the Date of Termination, and may use such actuaries as such counsel deems necessary or advisable for the purpose.  Nothing contained in this Section 6 shall result in a reduction of any payments or benefits to which the Officer may be entitled upon termination of employment under any circumstances other than as specified in this Section 6, or a reduction in the payments and benefits specified in Section 5 below zero.

7.          Mitigation; Exclusivity of Benefits.

(a)          The Officer shall not be required to mitigate the amount of any severance benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Officer as a result of employment by another employer after the Date of Termination, except as set forth in Section 5(d)(B) above and Section 22(b) below.

(b)          The specific arrangements referred to herein are not intended to exclude any other vested benefits which may be available to the Officer upon a termination of employment with the Bank pursuant to employee benefit plans of the Bank or the Corporation or otherwise.

8.          Withholding.  All payments required to be made by the Bank hereunder to the Officer shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Bank shall determine are required to be withheld pursuant to any applicable law or regulation.

9.          Assignability.  The Bank may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation, bank or other entity with or into which the Bank may hereafter merge or consolidate or to which the Bank may transfer all or substantially all of its assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Bank hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder.  The Officer may not assign or transfer this Agreement or any rights or obligations hereunder.

10.          Notice.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Bank:                 Secretary
Southern Bank
2991 Oak Grove Road
Poplar Bluff, Missouri 63901

To the Officer:              Brett Dorton
At the address last appearing on
the personnel records of the Employer

11.          Obligation of Loyalty to the Employer; Confidentiality.

(a)          During the term of this Agreement and while employed by the Employer, the Officer agrees that he will not:

(i)
Make any statement or perform any act or endeavor intended to advance his own personal interest or an interest of any existing or prospective competitor to the Employer in a way that will or may injure the Employer or is not in the best interest of the Employer, or solicit or encourage any other employee of the Employer to do any act that is disloyal to the Employer or inconsistent with the Employer's best interests or in violation of any provision of this Agreement;

(ii)          Solicit any other employee to participate in or assist with the formation or operations of any banking association or other entity intended to compete with the Employer or with respect to the possible future employment of such other employee by any such banking association or other entity;

(iii)          Inform any existing or potential client, supplier or creditor of the Employer that the Officer intends to resign, or make any statement or do any act intended to cause any existing or potential client, supplier or creditors of the Employer to learn of the Officer's intention to resign; or

(iv)          Discuss with any existing or potential client, supplier or creditor of the Employer the present or future availability of banking services or any other financial services provided by a business which competes with or, where such banking or financial services are competitive, with banking or financial services or products which the Employer provides.

(b)          The Officer hereby further covenants and agrees that at all times after the Effective Date, he shall not use for his or her personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit, of any person or entity other than the Corporation and its subsidiaries, any confidential information regarding the business methods, business policies, procedures, techniques, research or development projects or results, trade secrets, or other knowledge or processes of or developed by the Corporation, the Seller or any of their respective subsidiaries or any names and addresses of customers or any data on or relating to past, present or prospective customers or any other information relating to or dealing with the business operations or activities of the Corporation, the Seller or any of their respective subsidiaries (including that which gives any such entity an opportunity to obtain an advantage over competitors who do not know or use it), made known to the Officer or learned or acquired by the Officer while an employee, director or service provider of the Corporation, the Seller or any of their respective subsidiaries; provided, however, that the foregoing restrictions shall not apply to (a) any such information which is in or comes into the public domain other than through the fault or negligence of the Officer, (b) any disclosure ordered by a court of competent jurisdiction or as otherwise required by law, or (c) any disclosure in connection with any legal proceedings relating to the enforcement of any rights of the Officer under the Merger Agreement and the related documents. Nothing contained in this Agreement limits the Officer's ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, the Missouri Division of Finance, the Board of Governors of the Federal Reserve System or any other federal, state or local governmental agency or commission that has jurisdiction over the Corporation, the Seller or any of their respective subsidiaries (the "Government Agencies"). The Officer further understands that this Agreement does not limit his ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Corporation, the Seller or any of their respective subsidiaries. This Agreement does not limit the Officer's right to receive an award for information provided to any Government Agencies.

12.          Non-Competition and Non-Solicitation Provisions. The Officer hereby covenants and agrees that he shall not:

(a)          during the eighteen (18) month period next following the date on which the Effective Date occurs (the "Restricted Period"), (i) render services as a director, advisory director, officer, employee, consultant, trustee or service provider to, or (ii) become a shareholder, member, partner or other owner of, any corporation, limited liability company, partnership or other entity which is engaged in the commercial, community or retail banking business in any counties in the State of Missouri,  in each case a "Competing Business"; provided however, nothing herein shall preclude the Officer from owning less than three percent of the outstanding common stock of any Competing Business which is publicly traded;

(b)          during the Restricted Period, directly or indirectly (except on behalf of the Bank), engage in the sale or marketing of any financial institution products or services to any person or entity who is a customer of the Seller Bank on the date hereof, becomes a customer of the Seller Bank after the date hereof, or is a customer of the Corporation or any of its subsidiaries after the Effective Date;

(c)          during the Restricted Period, directly or indirectly, solicit for employment or offer employment to any officer or employee of the Corporation or any of its subsidiaries, or take any action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of, or person or entity (including but not limited to customers and vendors) doing business with, the Corporation or any of its subsidiaries to terminate his, her or its employment or business relationship with the Corporation or any of its subsidiaries; provided that this paragraph shall not prohibit general solicitations through the media (such as newspaper, radio or television advertisements) or the solicitation or employment of any officer or employee of the Corporation or any of its subsidiaries whose employment previously has been terminated by the Corporation or its subsidiaries;

(d)          during the Restricted Period, provide any information, advice or recommendation with respect to any officer or employee of the Corporation or any of its subsidiaries to any financial institution, or any entity or person engaged in the sale or marketing of financial products, or any direct or indirect subsidiary or affiliate of such entity or person, that is intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any such officer or employee to terminate his or her employment with the Corporation or any of its subsidiaries and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, such other entity or person; or

(e)          during the Restricted Period, make any remarks or statements, whether orally or in writing, about the Corporation or any of its subsidiaries, any of their respective products or services, or any of their respective directors, officers, employees, agents or representatives that are derogatory. The restrictions in this subparagraph, however, do not prohibit the Officer from taking any action relating to the enforcement of his or her rights under this Agreement, the Merger Agreement or any related documents.

13.          Amendment; Waiver.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Officer and such officer or officers as may be specifically designated by the Board of Directors of the Employer to sign on its behalf.  No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  In addition, notwithstanding anything in this Agreement to the contrary, the Bank may amend in good faith any terms of this Agreement, including retroactively, in order to comply with Section 409A of the Code.

14.          Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the State of Missouri.

15.          Nature of Obligations.  Nothing contained herein shall create or require the Bank to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Officer acquires a right to receive benefits from the Bank hereunder, such right shall be no greater than the right of any unsecured general creditor of the Bank.

16.          Headings.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

17.          Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

18.          Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

19.          Regulatory Actions.  The following provisions shall be controlling in the event of a conflict with any other provision of this Agreement, including without limitation Section 5 hereof.

(a)          If the Officer is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank's affairs pursuant to notice served under Section 8(e)(3) or Section 8(g)(1) of the Federal Deposit Insurance Act ("FDIA")(12 U.S.C. §§1818(e)(3) and 1818(g)(1)), the Bank's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank may, in its discretion: (i) pay the Officer all or part of the compensation withheld while its obligations under this Agreement were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(b)          If the Officer is removed from office and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e)(4) or Section 8(g)(1) of the FDIA (12 U.S.C. §§1818(e)(4) and (g)(1)), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the Officer and the Bank as of the date of termination shall not be affected.

(c)          If the Bank is in default, as defined in Section 3(x)(1) of the FDIA (12 U.S.C. §1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but vested rights of the Officer and the Bank as of the date of termination shall not be affected.

(d)          All obligations under this Agreement shall be terminated pursuant to 12 C.F.R. §163.39(b)(5), except to the extent that it is determined that continuation of the Agreement for the continued operation of the Bank is necessary: (i) by the Comptroller of the Office of the Comptroller of the Currency (the "Comptroller"), or his/her designee, at the time the Federal Deposit Insurance Corporation ("FDIC") enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA (12 U.S.C. §1823(c)); or (ii) by the Comptroller, or his/her designee, at the time the Comptroller or his/her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Comptroller to be in an unsafe or unsound condition, but vested rights of the Officer and the Employer as of the date of termination shall not be affected.

20.          Regulatory Prohibition.  Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Officer pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. §1828(k)) and 12 C.F.R. Part 359.

21.          Changes in Statutes or Regulations. If any statutory or regulatory provision referenced herein is subsequently changed or re-numbered, or is replaced by a separate provision, then the references in this Agreement to such statutory or regulatory provision shall be deemed to be a reference to such section as amended, re-numbered or replaced.

22.          Enforcement.

(a)          It is the intention of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under all applicable laws and public policies, but that the unenforceability or the modification to conform with such laws or public policies of any provision hereof shall not render unenforceable or impair the remainder of this Agreement.  The covenants in Section 12 of this Agreement with respect to the counties in Missouri shall be deemed to be separate covenants with respect to each county, and should any court of competent jurisdiction conclude or find that this Agreement or any portion is not enforceable with respect to a particular county, such conclusion or finding shall in no way render invalid or unenforceable the covenants herein with respect to any other county.  In addition, if the Restricted Period should be adjudged to be unreasonable by any court of competent jurisdiction, then the court making such judgment shall have the power to reduce the Restricted Period by such number of months as is required so that such restriction may be enforced for such time as is adjudged to be reasonable.  Accordingly, if any provision shall be determined to be invalid or unenforceable either in whole or in part, including without limitation the geographic scope or duration of such provision, the parties hereto agree that the court or authority making such determination shall have the power to reduce the scope or duration of such provision or to delete specific words or phrases as necessary (but only to the minimum extent necessary) to cause such provision or part to be valid and enforceable. If such court or authority does not have the legal authority to take the actions described in the preceding sentence, the parties agree to negotiate in good faith a modified provision that would, in so far as possible, reflect the original intent of this Agreement, including without limitation Sections 11 and 12 hereof, without violating applicable law.

(b)          The Officer acknowledges that the restraints imposed under Sections 11 and 12 of this Agreement are fair and reasonable under the circumstances and that if the Officer should commit a breach of any of the provisions of Section 11 or 12 of this Agreement, the Bank's remedies at law would be inadequate to compensate it for its damages.  The parties agree that in the event of any breach by the Officer of any of the provisions of Section 11 or 12 of this Agreement, the Bank shall be entitled to (a) a temporary restraining order, as well as preliminary and permanent injunctive relief hereunder to enjoin any breach or threatened breach of Sections 11 or 12 of this Agreement, (b) cease paying (or recover if already paid) the cash severance and other benefits set forth in Section 5(d) of this Agreement, and (c) such other relief as is available at law or in equity.  In the event of any legal action between the Officer and the Bank under this Agreement, the prevailing party in such action shall be entitled to recover reasonable fees and disbursements of his, her, or its counsel (plus any court costs) incurred by such prevailing party in connection with such legal action from the other party. Moreover, if the Officer has violated any of the provisions of Section 12 hereof, the Bank's right to injunctive relief shall include, without limitation, the imposition of an additional period of time during which the Officer will be required to comply with the violated provisions thereof, which period of time shall not be less than the period of time the Officer was in violation of said provisions of Section 12 of this Agreement. If the Bank is required in any injunction proceeding to post a bond, the parties agree that it shall be in a nominal amount.

23.          Entire Agreement.  This Agreement embodies the entire agreement between the Bank and the Officer with respect to the matters agreed to herein.  All prior agreements between the Bank and the Officer with respect to the matters agreed to herein are hereby superseded and shall have no force or effect.

(Signature page follows)

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

SOUTHERN BANK

By:
Greg A. Steffens
President and Chief Executive Officer

OFFICER

By:
Brett Dorton

EXHIBIT C

PLAN OF MERGER

          This PLAN OF MERGER (this "Plan") is made and entered into as of the ___ day of ________, 2018, by and between First Commercial Bank, a Missouri chartered commercial bank with its principal office located at 106 Main Street, Gideon, Missouri ("First Commercial") and Southern Bank, a Missouri chartered trust company with banking powers with its principal office located at 2991 Oak Grove Road, Poplar Bluff, MO 63901 ("Southern").

RECITALS

          WHEREAS, this Plan is being entered into pursuant to the terms of an Agreement and Plan of Merger dated June _ , 2018 (the "Parent Merger Agreement") by and between Southern Missouri Bancorp, Inc., the sole owner of and holding company of Southern ("Buyer"), Southern Missouri Acquisition Corp.III, a first-tier transitory subsidiary of Buyer ("Merger Sub") and Gideon Bancshares Company., the sole owner of and holding company of First Commercial ("Seller"); and

          WHEREAS, three mergers are to be consummated pursuant to the Parent Merger Agreement as follows and in the following order: (a) the merger of Seller with and into Merger Sub; (b) the merger of Merger Sub with and into Buyer ("the Holding Company Merger"); and (c) the merger of First Commercial with and into Southern pursuant to this Plan (the "Bank Merger").

          NOW, THEREFORE, in consideration of the mutual promises set forth below, the parties enter into the following agreement.

AGREEMENT

          § 1          Bank Merger.  First Commercial shall merge with and into Southern in the Bank Merger following the approval of the Parent Merger Agreement by the shareholders of Seller and the consummation of the Holding Company Merger.

          § 2          Resulting Institution.  The resulting institution of the Bank Merger (the "Resulting Institution") shall be Southern, which is chartered under Missouri law.

          § 3          Home or Principal Office of the Resulting Institution.  The home or principal office of the Resulting Institution shall be located at 2991 Oak Grove Road, Poplar Bluff, MO 63901.  The branch offices of the Resulting Institution shall be the branch offices of Southern and the home and branch offices of First Commercial Bank.

          § 4          Articles of Incorporation and Bylaws of the Resulting Institution.  After the Bank Merger, the Resulting Institution shall be operated under the existing Articles of Incorporation and Bylaws of Southern.

          § 5          Directors of the Resulting Institution.  The directors of the Resulting Institution shall be the directors of Southern as of immediately prior to the Bank Merger.

          § 6          Accounts.  Upon the Effective Date (as defined below), each accountholder of First Commercial shall receive, without payment, a withdrawable account or accounts in the Resulting

Institution equal in withdrawal value to the account or accounts held in First Commercial on such date, featuring the same rate, maturity and other terms.  The deposit accounts of First Commercial and Southern are insured by the Federal Deposit Insurance Corporation ("FDIC") and the accounts of the Resulting Institution shall be insured by the FDIC.

          § 7          Effect of the Bank Merger; Transfer of Assets and Liabilities Upon Bank Merger; Liquidation Accounts.  Upon the Effective Date, the separate existence of First Commercial shall cease and the Resulting Institution shall possess all assets and property of every description, and every interest in the assets and property, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of First Commercial and Southern and all obligations belonging or due to each, all of which shall be vested in the Resulting Institution without further act or deed; title to any real estate vested in First Commercial or Southern shall be vested in the Resulting Institution and shall not revert or in any way be impaired by reason of the Bank Merger; the Resulting Institution shall have all the liabilities of First Commercial and of Southern; and all the assets and property (real, personal, and mixed, tangible and intangible, choses in action, rights and credits) then owned by First Commercial and Southern or which would inure to either of them, shall, immediately by operation of law and without any conveyance, transfer, or further action, become the property of the Resulting Institution.  The Resulting Institution shall be deemed to be a continuation of the entity of First Commercial and of Southern,and shall succeed to the rights and obligations of First Commercial and of Southern and the duties and liabilities connected therewith, subject to Missouri law.

§ 8          Capital Stock.  As of the Effective Date, the amount of the capital stock of Southern, consisting solely of shares of common stock, par value $.01 per share, issued and outstanding immediately prior to the Bank Merger shall remain issued and outstanding and shall constitute the only shares of capital stock of the Resulting Institution issued and outstanding immediately after the Bank Merger. Each share of the capital stock of First Commercial, consisting solely of common stock with a par value of $_______ per share, issued and outstanding immediately prior to the Bank Merger, and each share of capital stock of First Commercial held as treasury stock by First Commercial at such time, shall by virtue of the Bank Merger, and without any action by the issuer or holder thereof, be surrendered, retired and cancelled.

          § 9          Approvals.  This Plan is subject to approval by the sole shareholder of First Commercial and Southern. The Bank Merger and this Plan are subject to such notices, applications and regulatory approvals as are required under Missouri law for the Bank Merger.  The Bank Merger is subject to approval by the Board of Governors of the Federal Reserve System and the Division.

§ 10          Effective Date of Bank Merger.  The effective date of the Bank Merger (the "Effective Date") shall be the date upon which the Articles of Merger with respect to the Bank Merger are filed with the Secretary of State of the State of Missouri.  In no event shall the Bank Merger occur prior to consummation of the Holding Company Merger.

          § 11          Further Actions; Amendment; Headings.

          (a)          All of the transactions contemplated by this Plan have been or will be authorized by all necessary corporate action of each institution.  Both institutions by their proper officers shall execute and deliver all instruments, certificates and other documents as may be necessary or incidental to the performance of this Plan including, without limitation, Articles of Merger to be filed with the Secretary of State of the State of Missouri.

          (b)          No amendment or modification of this Plan shall be binding unless approved by action of the boards of directors of the parties and executed in writing by the parties or their successors.

          (c)          Section headings are not to be considered part of this Plan, are solely for convenience of reference, and shall not affect the meaning or interpretation of this Plan or any of its provisions.

          § 12          Termination.  Prior to the consummation of the Holding Company Merger, this Plan may be terminated by the written consent of the parties upon action of the boards of directors of Southern and First Commercial.  This Plan shall terminate automatically without any action by the parties in the event that the Parent Merger Agreement is terminated.  After consummation of the Holding Company Merger, this Plan may be terminated by action of Buyer, which after consummation of the Holding Company Merger will be the sole shareholder of the parties hereto.

          § 13          Entire Agreement; Severability.

          (a)          This Plan, together with any interpretation or understanding agreed to in writing by the parties, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection with such subject matter.

          (b)          If any provision of this Plan is invalid or unenforceable, all of the remaining provisions of this Plan shall remain in full force and effect and shall be binding upon the parties.

          § 14          Governing Law.  This Plan and the rights and obligations under it shall be governed by the laws of the State of Missouri.  Nothing in this Plan shall require any unlawful action or inaction by either party.  This Plan is intended to satisfy applicable requirements under Federal law and the requirements of a plan of merger under the laws of the State of Missouri.

          § 15          Acknowledgment.  Each party to this Plan, by the execution of this Plan, acknowledges and affirms that its board of directors has approved this Plan and the Bank Merger, authorized the execution of this Plan, empowered its signatories to execute this Plan, and authorized the filing of this Plan with state officials as required by applicable law.

          The parties have on the date first written above caused this Plan to be executed by their duly authorized officers.

SOUTHERN BANK

By:
Greg A. Steffens, President and
Chief Executive Officer

FIRST COMMERCIAL BANK

By:
Rickey A. Stubbs, Chairman and President

C-4